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UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.            )

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Filed by a Party other than the Registrant ☐
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☐	Preliminary Proxy Statement
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☒	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material under §240.14a-12

CAPITAL BANK FINANCIAL CORP.
(Name of Registrant as Specified In Its Charter)
(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

THE ANNUAL MEETING OF STOCKHOLDERS of Capital Bank Financial Corp., a Delaware corporation, will be held at the DoubleTree Suites by Hilton Hotel, 6300 Morrison Blvd, Charlotte, North Carolina 28211 on June 14, 2017, at 10:00 a.m. local time for the following purposes:

  1.
  Elect as directors the ten nominees named in the attached Proxy Statement to hold office until the next Annual Meeting of Stockholders and until their respective successors are elected and qualified.

  2.
  Ratify the appointment of Crowe Horwath LLP as our independent registered public accounting firm for the year 2017.

  3.
  Adopt a resolution approving, on an advisory basis, the compensation paid to the Company's named executive officers, as disclosed, pursuant to Item 402 of Regulation S-K, in the Proxy Statement.

  4.
  Transact such other business as may properly come before the meeting.

Information with respect to these matters is contained in the Proxy Statement attached to this Notice.

The Board of Directors has fixed April 21, 2017 as the record date for determining stockholders entitled to notice of and to vote at the meeting. Only holders of record at the close of business on that date shall be entitled to notice of and to vote at the meeting or any adjournment thereof.

A proxy for use at the meeting in the form accompanying this Notice is hereby solicited on behalf of the Board of Directors from holders of common stock entitled to vote at the meeting. Stockholders with shares registered in their name or with appropriate documents may withdraw their proxies at the meeting should they be present and desire to vote their shares in person, and they may revoke their proxies for any reason at any time prior to the voting thereof.

The approximate date on which we will begin mailing this Proxy Statement, the accompanying proxy and our 2016 Annual Report, including financial statements, to stockholders is May 5, 2017.

It is important that every stockholder entitled to vote at the meeting be represented at the meeting regardless of the number of shares owned. To minimize expense associated with collecting proxies, please submit your proxy promptly.

By Order of the Board of Directors
VINCENT M. LICHTENBERGER General Counsel & Secretary
Charlotte, North Carolina May 5, 2017

Important Notice Regarding the Availability of Proxy Materials for the Stockholder Meeting to Be Held on June 14, 2017. Our 2017 Notice of Annual Meeting and Proxy Statement and 2016 Annual Report to stockholders are available at www.proxyvote.com and http://investor.capitalbank-us.com.

PROXY STATEMENT
2017 ANNUAL MEETING OF STOCKHOLDERS

GENERAL INFORMATION

The accompanying proxy is solicited on behalf of the Board of Directors of Capital Bank Financial Corp. Our 2017 Annual Meeting of Stockholders will be held at the DoubleTree Suites by Hilton Hotel, 6300 Morrison Blvd, Charlotte, North Carolina 28211 at 10:00 a.m. Eastern Time on June 14, 2017.

All stockholders of record of our Class A common stock at the close of business on April 21, 2017 are entitled to vote at the Annual Meeting. There were 35,213,068 shares of our Class A common stock outstanding and entitled to vote on such date, and each share is entitled to one vote. Shares of our Class B non-voting common stock are not entitled to vote. In this Proxy Statement, references to our "common stock" refer to our Class A common stock and our Class B non-voting common stock, collectively. There are no cumulative voting rights.

As permitted by rules recently adopted by the SEC, we are making this Proxy Statement and our 2016 Annual Report available at www.proxyvote.com and http://investor.capitalbank-us.com. If you received a separate notice by mail informing you of the availability of these materials on this Internet site, you will not receive a printed copy of the proxy materials in the mail unless you request to receive these materials. Instead, the notice instructs you how to access and review all of the important information in the Proxy Statement and 2016 Annual Report. The notice also instructs you how to submit your vote over the Internet, by mail or telephone. If you received a notice by mail and would like to receive a printed copy of our proxy materials, you should follow the instructions for requesting such materials in the notice.

Stockholders have a choice of voting by proxy over the Internet, by using a toll-free telephone number or by completing a proxy card and mailing it in the postage-paid envelope provided. Please refer to your proxy card or the information forwarded by your bank, broker or other holder of record to see which options are available to you. The Internet and telephone voting facilities for stockholders of record will close at 11:59 p.m. Eastern Time on June 13, 2017.

We will pay the expense of soliciting these proxies. In addition to using the mail and the Internet, our officers, directors and employees may solicit proxies personally, by telephone or by facsimile. We will reimburse brokers and others holding shares in their names, or in the names of nominees, for their expenses in sending proxy material to the beneficial owners of such shares and obtaining their proxies.

When you vote by proxy, your shares will be voted according to your instructions. You can revoke your proxy at any time before it is exercised by written notice to our Secretary, timely delivery of a properly executed, later-dated proxy (including an Internet or telephone vote) or voting by ballot at the Annual Meeting. If your shares are held in the name of a bank, broker or other holder of record, you must obtain a proxy, executed in your favor, from the holder of record to be able to vote in person at the Annual Meeting.

If you received a printed copy of the proxy materials, the Company offers the opportunity to electronically receive future proxy statements and annual reports over the Internet. By using these services, you are not only able to access these materials more quickly, but you are helping the Company reduce printing and postage costs and helping to preserve environmental resources. Online services are available to our registered and beneficial stockholders who have active email accounts and Internet access. Registered stockholders maintain shares in their own names. Beneficial stockholders have shares deposited with a bank or brokerage firm.

Our principal executive offices are located at 4725 Piedmont Row Drive, Suite 110, Charlotte, North Carolina 28210.

Unless the context otherwise requires, the terms "we", "our", "us" and "the Company" as used in this Proxy Statement refer to Capital Bank Financial Corp. References to "Capital Bank" or "Capital Bank Corporation" refer to Capital Bank Corporation, our wholly-owned banking subsidiary.

 VOTE REQUIRED FOR APPROVAL

The presence, in person or by proxy, of the holders of a majority of the shares of Class A common stock entitled to vote generally in the election of directors is necessary to constitute a quorum. Withheld votes, abstentions and broker "non-votes", if any, are counted as present and entitled to vote for purposes of constituting a quorum. A broker "non-vote" occurs when a nominee holding shares for a beneficial owner does not vote on a particular proposal because the nominee does not have discretionary voting power for that particular item and has not received voting instructions from the beneficial owner.

If you are a beneficial shareholder and your broker holds your shares in its name, applicable rules permit your broker to vote your shares on the ratification of the appointment of our independent registered public accounting firm, even if the broker does not receive voting instructions from you. However, under applicable rules, your broker cannot vote your shares on the other proposals if you do not timely provide instructions for voting your shares.

For Proposal 1, the ten nominees for director receiving a plurality of the votes cast at the Annual Meeting in person or by proxy shall be elected. This means that the director nominee with the most votes for a particular slot is elected for that slot. Only votes "for" affect the outcome.

Our Corporate Governance Guidelines set forth our procedures if a director nominee is elected, but receives a majority of "withheld" votes. In an uncontested election, any nominee for director who receives a greater number of "withheld" votes than votes "for" in such election is required to tender his or her resignation following certification of the shareholder vote. The Nominating and Governance Committee is required to make recommendations to the Board with respect to any such letter of resignation. The Board is required to take action with respect to this recommendation and to publicly disclose the decision and the rationale for the decision.

Proposal 2, ratification of the appointment of our independent registered public accounting firm, will be passed if a majority of the shares of our Class A common stock present at the Annual Meeting and entitled to vote cast their votes "for" the proposal. Abstentions will be counted as votes present and entitled to vote and will have the same effect as votes "against" this proposal. There will not be broker "non-votes" for Proposal 2.

Proposal 3, the advisory proposal on the compensation of our named executive officers, will be approved if a majority of the shares of our Class A common stock present at the Annual Meeting and entitled to vote cast their votes "for" the proposal. Abstentions will be counted as votes present and entitled to vote and will have the same effect as votes "against" this proposal. Broker "non-votes" are not considered to be entitled to vote and therefore, will have no effect on the voting results for this proposal.

 PROPOSALS TO STOCKHOLDERS

1. ELECTION OF DIRECTORS

One of the purposes of the Annual Meeting is the election of directors to hold office until the next annual meeting of stockholders in 2018 and until their respective successors are elected and qualified. The number of directors is set by the Board and is currently ten. The ten nominees for election as a director are named on the following pages. All of the nominees are currently directors.

All nominees have indicated that they are willing to serve as directors if elected. If any nominee should be unable or unwilling to serve, the proxies will be voted for the election of such person as may be designated by our Board of Directors to replace such nominee.

The Board recommends that you vote FOR the election of these nominees for director.

INFORMATION ABOUT THE BOARD OF DIRECTORS AND THEIR COMMITTEES
NOMINEES FOR ELECTION AND THEIR QUALIFICATIONS

Martha M. Bachman Age 62 Director since 2012 Financial Consultant	Martha Bachman has been a member of our Board of Directors since October 2012. Ms. Bachman began her professional career in 1980 as an owner/co-owner of a successful retail, non-public company in Northeast Tennessee which was sold in 2007. She currently provides financial consulting to her family's other personal enterprises including rental properties, investments and other holdings.

Ms. Bachman's family has been closely affiliated with Green Bankshares, Inc. ("Green Bankshares"), a company we acquired in September 2011, for over two generations which provides a strong historical connection between the local community and Capital Bank. Ms. Bachman was a director of Green Bankshares until Green Bankshares merged into the Company as part of the reorganization in September 2012. Ms. Bachman has extensive experience as a successful business owner and also provides expertise in matters relating to the retail industry.

Richard M. DeMartini Age 64 Director since 2009 Managing Director, Crestview Partners
Richard DeMartini has been a member of our Board of Directors since our founding in 2009. Mr. DeMartini joined Crestview Partners, a private equity firm, in 2005 and became a Managing Director and Partner of Crestview in 2006. Mr. DeMartini serves as a director of Partners Capital. Mr. DeMartini retired as President of Bank of America's Asset Management Group in December 2004. He was also a member of the Risk and Capital Committee and the Operating Committee at Bank of America, which he joined in 2001. Prior to joining Bank of America in 2001, Mr. DeMartini served as Chairman and Chief Executive Officer of the International Private Client Group at Morgan Stanley Dean Witter. He also was a member of the Morgan Stanley Dean Witter Management Committee. Mr. DeMartini's career at Morgan Stanley Dean Witter spanned more than 26 years and included roles as President of Individual Asset Management, Co-President of Dean Witter & Company,  Inc. and Chairman of Discover Card. He has been a member of the investment community since joining Dean Witter in 1975. He has served as Chairman of the Board of Directors of The NASDAQ Stock Market, Inc. and Vice Chairman of the Board of Directors of the National Association of Securities Dealers, Inc. Mr. DeMartini earned a Bachelor of Science degree in Marketing from San Diego State University.

Mr. DeMartini's extensive experience as both an investor in and executive of financial institutions qualifies him to serve on our Board of Directors. His experience helps us to identify investment opportunities and manage both growth and risk in our existing business. Mr. DeMartini serves as the representative of Crestview-NAFH, LLC (who we refer to as "Crestview-NAFH") on our Board of Directors. See "Certain Relationships and Related Party Transactions—Arrangements with Crestview—NAFH, LLC and Affiliates of Oak Hill Advisors, L.P."

Peter N. Foss Age 73 Director since 2009 General Manager, GE/NFL Head Health Program
Peter Foss has been a member of our Board of Directors since our founding in 2009. Mr. Foss was President of the General Electric Company's Olympic Sponsorship and Corporate Accounts from 2003 until his retirement in February 2013. In addition, Mr. Foss was General Manager for Enterprise Selling, with additional responsibilities for Sales Force Effectiveness and Corporate Sales Programs. Mr. Foss was rehired by GE in November 2013 to serve as leader of the GE/NFL Brain Research Program. He has been with GE for 35 years and, prior to his most recent positions, served for six years as the President of GE Polymerland, a commercial organization representing GE Plastics in the global marketplace. Prior to GE Polymerland, Mr. Foss served in various commercial roles in the company, including introducing LEXAN ® film in the 1970s, and was the Market Development Manager on the ULTEM ® introduction team in 1982. He has also served as the Regional General Manager for four of the GE Plastics regions, including leading the GE Plastics effort in Mexico in the mid-1990s. Mr. Foss serves as a director of Capital Bank Corporation, our operating bank subsidiary. Mr. Foss earned a Bachelor of Science degree in Chemistry from Massachusetts College of Pharmacy, Boston. Mr. Foss previously served on the boards of directors of Capital Bank Corp., Green Bankshares and TIB Financial Corp., three companies we held controlling interests in prior to the time we merged each of these companies into the Company in September 2012 as part of our reorganization. Mr. Foss also serves on the Board of the First Tee Organization, the Board of the WWII Museum in New Orleans, and the Board of Healthcare Trust of America, Inc.

Mr. Foss's extensive managerial and sales experience qualifies him to serve on our Board of Directors. His experience assists us in developing plans to expand and energize our sales and marketing activities.

William A. Hodges Age 68 Director since 2009 President & Owner, LKW Properties, LLC
Bill Hodges has been a member of our Board of Directors since our founding in 2009. Mr. Hodges has been President and Owner of LKW Properties LLC, a Charlotte-based residential land developer and homebuilder, since 2005. Prior to that, Mr. Hodges worked for over 30 years in various functions at Bank of America and its predecessors. From 2004 to 2005, he served as Chairman of Bank of America's Capital Commitment Committee. Mr. Hodges served as Managing Director and Head of Debt Capital Markets from 1998 to 2004 and as Managing Director and Head of the Real Estate Finance Group from 1996 to 1998. Prior to Bank of America's merger with NationsBank Corp., he served as Washington, D.C. Market President and Head of MidAtlantic Commercial Banking for NationsBank Corp. from 1992 to 1996. Mr. Hodges began his career at North Carolina National Bank, where he worked for 20 years in various roles, including Chief Credit Officer of Florida operations and as manager of the Real Estate Banking and Special Assets Groups. Mr. Hodges serves as a director of Capital Bank Corporation, our operating bank subsidiary. Mr. Hodges earned a Bachelor of Arts degree in History from the University of North Carolina at Chapel Hill and a Master of Business Administration degree in finance from Georgia State University. Mr. Hodges previously served on the boards of directors of Capital Bank Corp., Green Bankshares and TIB Financial Corp., three companies we held controlling interests in prior to the time we merged each of these companies into the Company in September 2012 as part of our reorganization.

Mr. Hodges's substantial experience in the banking and real estate sectors qualifies him to serve on our Board of Directors.

Scott B. Kauffman Age 42 Director since 2016 Partner, Oak Hill Capital Management
Scott Kauffman is a Partner at Oak Hill Capital Management, where since 2009 he has focused on the firm's business and financial services investments. He is responsible for originating, structuring and managing the investments in the Business and Financial Services Group. Prior to joining Oak Hill, Mr. Kauffman was a Managing Director at Goldman, Sachs & Co. in the Financial Institutions Group, where for 13 years he was actively engaged in maintaining and building client relationships, providing strategic advice and transaction execution and expertise to boards of directors and executive and senior management of financial institutions. Mr. Kauffman was the Co-Chief Operating Officer for the America's Financial Institutions Bank Group and a member of the Merger Leadership Group. Mr. Kauffman currently serves as a director of Tri-Plus Holdings Inc. Mr. Kauffman served as a director of CommunityOne Bank, N.A. between October 2011 to October 2016 and served on its Strategic Planning and the Compensation and Nominating Committees. Mr. Kauffman was elected to the Board of Directors on October 26, 2016 in connection with our merger with CommunityOne Bancorp in accordance with the terms of the merger agreement. He holds his Chartered Financial Analyst designation and is a member of The Association for Investment Management and Research and a member of The Investment Analyst Society of Chicago.

Mr. Kauffman's expertise in the financial services investment and transactional area and his investment banking expertise allow him to bring relevant insight and strategic outlook to our operations and business plans.

Oscar A. Keller III Age 72 Director since 2012 Chief Executive Officer, Earthtec of NC, Inc.
Buddy Keller has been a member of our Board of Directors since October 2012. Mr. Keller served as a director of "Old Capital Bank" since its inception in 1997 until the completion of our reorganization and as a director of Capital Bank Corp. since its inception until the completion of our reorganization in September 2012, and as Chairman of the board of directors of Capital Bank Corp. from Capital Bank Corp.'s inception through the closing of our investment in Capital Bank Corp. in January 2011. He also served as a director of Capital Bank Foundation, Inc. Mr. Keller was also a founding director of Triangle Bank from 1988 to 1998, and served on its executive committee and audit committee. Furthermore, he served as a director of Triangle Leasing Corp. from 1989 to 1992. He is currently, and has been for the past 15 years, Chief Executive Officer of Earthtec of NC, Inc., an environmental treatment facility founded in 1991 in Chicago, Illinois and in Sanford, North Carolina. Mr. Keller attended the University of North Carolina School of Public Health and continues to develop and construct healthcare and retirement homes and apartments across North Carolina. Mr. Keller is also currently the Chairman of the Sanford Lee County Regional Airport Authority (Raleigh Executive Jet Port), Vice Chairman of Lee County Economic Development Corp. and a member of Triangle Regional Partnership Staying on Top 2 committee.

During his term as Chairman of the board of directors of Capital Bank Corp., Mr. Keller has had the opportunity to develop extensive knowledge of Capital Bank Corp.'s business, history and organization which, along with his personal experience in markets that we serve, has supplemented his ability to effectively contribute as a director. Mr. Keller is a founder of the Old Capital Bank and a well-regarded community leader in Sanford, North Carolina.

Marc D. Oken Age 70 Director since 2009 Managing Partner, Falfurrias Capital Partners
Marc Oken has been a member of our Board of Directors since our founding in 2009. Mr. Oken is the Co-Founder and Managing Partner of Falfurrias Capital Partners, a private equity firm, and he currently oversees the operations of the firm. Mr. Oken is the former Chief Financial Officer of Bank of America. Also, during his tenure with Bank of America as a senior financial executive, Mr. Oken had significant involvement in all of Bank of America's acquisition activities. In the Fleet Boston Financial Corporation acquisition, he held the additional role of Transition Executive and was responsible for integration of the companies. Prior to his career with Bank of America, Mr. Oken was a Partner with Price Waterhouse and served as a Professional Accounting Fellow at the SEC. Until its sale to NASDAQ on January 30, 2015, he served on the Board of Directors of Dorsey Wright & Associates, a registered investment adviser and private company controlled by Falfurrias Capital. He also serves on the Board of Directors of Marsh & McLennan Companies (NYSE) and Sonoco Products Company (NYSE). Mr. Oken earned a Bachelor of Science degree in Business Administration from Loyola College and obtained a Master of Business Administration degree from the University of West Florida.

Mr. Oken's qualifications to serve on our Board of Directors include his extensive experience integrating acquisitions as well as his expertise in financial and accounting matters for complex organizations.

Robert L. Reid Age 61 Director since 2016 Retired, Chief Executive Officer, CommunityOne Bank
Bob Reid was appointed President and to the Board of Directors of CommunityOne Bancorp and CommunityOne Bank upon consummation of CommunityOne's recapitalization on October 21, 2011, and was appointed Chief Executive Officer effective October 1, 2014. Prior to the recapitalization, Mr. Reid had been advising CommunityOne since October 2010. Mr. Reid spent 30 years with Wachovia Corporation and its predecessor, with extensive leadership roles in community banking, retail banking, corporate banking, commercial banking, business banking, real estate finance, capital management and wealth management. At the time of his retirement in June 2009, Mr. Reid was Executive Vice President/Managing Director: Real Estate Division for Wachovia Corporation. From 2003 to 2008, Mr. Reid was President of the Retirement and Investment Products Group at Wachovia. From December 2000 to April 2003 and from May 1996 to December 1997, Mr. Reid served as the CEO of First Union—Pennsylvania/Delaware, providing direct management and leadership for First Union's community and branch banking business in Pennsylvania and Delaware. From December 1997 to December 2000, Reid served as the CEO of First Union—Atlantic, overseeing First Union's community and branch banking business in New Jersey, New York and Connecticut. Mr. Reid was elected to the Board of Directors on October 26, 2016 in connection with our merger with CommunityOne Bancorp in accordance with the terms of the merger agreement. Mr. Reid has held leadership positions in various community organizations, non-profits and university and community colleges.

Mr. Reid's qualifications to serve on our Board of Directors include his extensive banking experience as well as his knowledge of CommunityOne's history, operations and customer base.

R. Eugene Taylor Age 69 Director since 2009 Chief Executive Officer, Capital Bank Financial Corp. and Chief Executive Officer and President, Capital Bank Corporation
Gene Taylor has served as Chairman of our Board of Directors and as our Chief Executive Officer since our founding in 2009. Mr. Taylor spent 38 years at Bank of America and its predecessor companies, most recently as the Vice Chairman of the firm and President of Global Corporate & Investment Banking. Mr. Taylor also served on Bank of America's Risk & Capital and Management Operating Committees. He originally joined Bank of America in 1969 as a credit analyst. He served in branch offices, marketing and management positions across North Carolina and Florida. In 1990, Mr. Taylor was named President of the Florida Bank and, in 1993, President of NationsBank Corp. in Maryland, Virginia and the District of Columbia. In 1998, Mr. Taylor was appointed to lead Consumer and Commercial Banking operations in the legacy Bank of America Western U.S. footprint. He subsequently returned to Charlotte, North Carolina to create a national banking unit and, in 2001, was named President of Bank of America Consumer & Commercial Banking. In 2004, Mr. Taylor assumed responsibility for the organization's combined commercial banking businesses known as Global Business & Financial Services, before being named Vice Chairman of Bank of America and President of Global Corporate & Investment Banking in 2005. Most recently, Mr. Taylor served as a Senior Advisor at Fortress Investment Group LLC. Mr. Taylor serves as a director of Capital Bank Corporation, our operating bank subsidiary. Mr. Taylor is a Florida native and received his Bachelor of Science in Finance from Florida State University. Mr. Taylor also serves on the Board of Sonic Automotive and is Chairman of its Compensation Committee.

Mr. Taylor brings to our Board of Directors valuable and extensive experience from managing and overseeing a broad range of operations during his tenure at Bank of America. His experience in leadership roles and activities in the Southeast qualifies him to serve as the Chairman of our Board of Directors.

William G. Ward, Sr. Age 63 Director since 2012 Musculoskeletal Service Line Chief, Novant Health. Orthopedic Surgeon—Novant Health Orthopedics and Sports Medicine
William G. Ward, Sr., M.D., M.H.A, has been a member of our Board of Directors since October 2012. Dr. Ward is an orthopedic surgeon who was on the faculty of Wake Forest University Health Services for over 20 years, earning the title of full professor in 2000. He retired from Wake Forest on December 31, 2012, where he remains Emeritus Professor of Orthopedic Surgery. He assumed the role of Chair of Orthopedic Surgery and Chief of the Musculoskeletal Service Line for Guthrie Healthcare System in Sayre, Pennsylvania on January 1, 2013 where he remained until July 31, 2014. On August 1, 2014, he was appointed Chief of the Musculoskeletal Service Line for Novant Health in the greater Winston-Salem market region (over 1,200 hospital beds and 6 hospitals) and Lead Physician for Novant Health Orthopedics and Sports Medicine. Dr. Ward was awarded a Master's Degree in Health Care Administration in 2014.

Dr. Ward was one of the original founders of Southern Community Bank and Trust and was a member of Southern Community's initial Board of Directors assembled in 1996 following the creation of Southern Community Bank and Trust. As a founding board member, Dr. Ward was extensively involved in the founding and creation of another community bank in 1982. He was recruited to Southern Community's Board of Directors at the time Southern Community Bank and Trust was being formed because of his knowledge and expertise in "start-up" banking structure and processes. He was elected Chairman of the Board of Southern Community Bank by their board following their decision to select an independent board member as Chair in 2011. Dr. Ward also served as Chair of Southern Community's Investment Committee which coordinated and provided policy oversight on Southern Community's investment strategy and operations and its capital structure. Dr. Ward and colleagues formed a local angel fund (Incentive MicroAngel Fund-IMAF Triad), for which he continues to serve on the administrative committee. As a long-standing member of the community served by Southern Community, Dr. Ward is able to provide the Company's Board of Directors with insight into the local community. As a physician leader, Dr. Ward provides insight into health-related economic issues.

For information relating to our committees, including committee composition, please refer to "Committees of Our Board of Directors" in this Proxy Statement. For information relating to independence, please refer to "Director Independence" in this Proxy Statement. For information on our Executive Officers, please refer to "Information About Executive Officers" in this Proxy Statement.

Other Nominees

Under our By-Laws, nominations of persons for election to the Board of Directors may be made at an annual meeting of stockholders by any stockholder who was a stockholder of record at the time of giving the notice described below, who is entitled to vote at such meeting and who complies with the notice procedures set forth in the By-Laws.

For a nomination to be properly brought before an annual meeting of stockholders, the stockholder must have given timely notice thereof in writing to our Secretary. To be timely, the stockholder's notice must have been sent to, and received by, our Secretary at our principal executive offices generally not less than 90 nor more than 120 days prior to the first anniversary of the preceding year's annual meeting. For the 2018 Annual Meeting, such notice must be received between February 14, 2018 and March 16, 2018. Each such notice must include among other things:

  •
  the name, age, and principal occupation or employment of each proposed nominee and a brief description of any arrangement or understanding between the nominee and others relating to why he or she was selected as a nominee, in addition to any other information required by the SEC's proxy regulations;

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  the proposed nominee's written consent to serve as a director if elected;

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  the name and address of the stockholder proposing the nominee as well as any affiliates or associates acting in concert with such stockholder;

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  the number of shares of each class of Company stock owned by such stockholders; and

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  a description of all ownership interests in the shares identified, including derivative securities, hedged positions and other economic and voting interests.

No person nominated by a stockholder at the Annual Meeting is eligible for election as a director unless nominated in accordance with the procedures contained in the By-Laws.

2. RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Independent Public Accountants

The Audit Committee of our Board of Directors has appointed the firm of Crowe Horwath LLP, subject to ratification by the shareholders at the Annual Meeting, to serve as our independent registered public accounting firm for the year 2017. Should Crowe Horwath LLP be unable to perform these services for any reason, the Audit Committee will appoint another independent registered public accounting firm to perform these services.

Representatives of the firm of Crowe Horwath LLP, our independent registered public accounting firm for the most recently completed fiscal year, are expected to be present at the Annual Meeting. They will have the opportunity to make a statement if they desire to do so, and will be available to respond to appropriate questions from shareholders, if any.

Prior Year Change in Independent Public Accountants

In 2015, the Audit Committee of the Board of Directors of the Company engaged in a competitive process to review the appointment of the Company's independent registered public accounting firm, inviting several firms, including its then-incumbent independent registered public accounting firm, PricewaterhouseCoopers LLP, to participate in this process. As a result of this process and following careful deliberation, on May 8, 2015 the Audit Committee dismissed PricewaterhouseCoopers LLP as the Company's independent registered public accounting firm, effective as of that same date. On and effective as of that same date, the Audit Committee appointed Crowe Horwath LLP as the Company's independent registered public accounting firm for the fiscal year ended December 31, 2015. PricewaterhouseCoopers LLP's reports on the Company's consolidated financial statements for the fiscal years ended December 31, 2014 and December 31, 2013 did not contain an adverse opinion or disclaimer of opinion, and were not qualified or modified as to uncertainty, audit scope or accounting principle. During the fiscal years ended December 31, 2014 and December 31, 2013 and the subsequent interim period through May 8, 2015, there were:

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  no disagreements with PricewaterhouseCoopers LLP on any matters of accounting principles or practices, financial statement disclosure or auditing scope or procedure, which disagreements, if not resolved to the satisfaction of PricewaterhouseCoopers LLP, would have caused PricewaterhouseCoopers LLP to make reference to the subject matter of the disagreement in its report on the Company's consolidated financial statements, and

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  no "reportable events" as that term is defined in Item 304(a)(1)(v) of Regulation S-K of the rules and regulations of the Securities and Exchange Commission (the "SEC").

During the fiscal years ended December 31, 2014 and December 31, 2013 and the subsequent interim period preceding Crowe Horwath LLP's appointment on May 8, 2015, neither the Company nor anyone on its behalf consulted Crowe Horwath LLP regarding either:

  •
  the application of accounting principles to a specified transaction, either completed or proposed, or the type of audit opinion that might be rendered on the Company's consolidated financial statements, and no written report or oral advice was provided to the Company that Crowe Horwath LLP concluded was an important factor considered by the Company in reaching a decision as to the accounting, auditing or financial reporting issue; or

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  any matter that was the subject of a "disagreement" or "reportable event" (within the meaning of Item 304(a) of Regulation S-K and Item 304(a)(1)(v) of Regulation S-K, respectively, of the rules and regulations of the SEC).

Fees to Independent Registered Certified Public Accounting Firm for 2016 and 2015

The following is a summary of the fees billed to us by Crowe Horwath, LLP for professional services rendered for 2016 and 2015 and for PricewaterhouseCoopers LLP for professional services in 2015:

	2016	2015
(in millions)	Crowe	Crowe	PWC

Audit Fees	$0.9	$1.0	$0.2
Audit-Related Fees	0.3	0.0	0.1
Tax Fees	0.1	0.0	0.2
All Other Fees	0.0	0.0	0.0

Total Fees	$1.3	$1.0	$0.5

Audit Fees.    Audit fees consist of fees billed for professional services rendered for the audit of our financial statements, the review of financial statements included in our Annual Report on Form 10-K and our Quarterly Reports on Form 10-Q and services that are normally provided by them in connection with statutory and regulatory filings or engagements for those years.

Audit-Related Fees.    Audit-related fees consist of fees billed for assurance and related services that are reasonably related to the performance of the audit or review of our financial statements and are not reported under "Audit Fees" above. Audit-related fees included fees for employee benefit plan audits, acquisition/divestiture assistance and accounting consultation.

Tax Fees.    Tax fees consist of fees billed for tax services, including income tax return preparation, tax advice and tax planning.

All Other Fees.    All other fees consist of fees related to products and services provided by Crowe Horwath, LLP, other than those reported above under "Audit Fees", "Audit-Related Fees" and "Tax Fees". For 2016 and 2015, all other fees represent fees billed by Crowe Horwath, LLP for miscellaneous services and rounded to zero.

None of the services represented by the fees set forth in the above table were provided in accordance with the de minimis exception to Audit Committee approval that appears in Rule 2-01(c)(7)(i)(C) of Regulation S-X.

Audit Committee Pre-Approval Services

The Audit Committee must review and pre-approve all audit and non-audit services performed by our independent registered public accounting firm. In conducting such reviews, the Audit Committee will determine whether the provision of non-audit services would impair the firm's independence.

The Audit Committee may delegate pre-approval authority to one or more of its members. The member or members to whom such authority is delegated must report any pre-approval decisions to the Audit Committee at its next scheduled meeting. Other than for tax compliance and consulting services less than $100,000, the Audit Committee does not delegate to management its responsibilities to pre-approve services performed by the independent certified registered public accounting firm.

Vote Required

Ratification of the appointment of Crowe Horwath LLP as our independent registered public accounting firm for the year 2017 will be passed if a majority of the shares of our Class A common stock present at the Annual Meeting and entitled to vote cast their votes "for" such proposal. Abstentions will be counted as votes present and entitled to vote and will have the same effect as votes "against" this proposal.

The Board of Directors recommends that you vote FOR ratifying this appointment.

 3. ADVISORY VOTE ON COMPENSATION OF NAMED EXECUTIVE OFFICERS

The Company seeks your advisory vote on the following resolution to approve the compensation of our named executive officers, as disclosed pursuant to Item 402 of Regulation S-K:

    "Resolved, that the stockholders hereby approve, on an advisory basis, the compensation paid to the Company's named executive officers, as disclosed, pursuant to Item 402 of Regulation S-K, in this Proxy Statement, including the Compensation Discussion and Analysis, compensation tables and narrative discussion."

Because your vote is advisory, it will not be binding on the Board or the Company. However, the Board will review the voting results and take them into consideration when making future decisions regarding executive compensation.

During 2016, the Company continued on its path towards creating a premier Southeast regional banking franchise. From an operational standpoint, 2016 was an outstanding year for the Company. During 2016, the Company continued to improve its financial performance despite continued low interest rates and intense competition. As of December 31, 2016, the Company had achieved 9% year over year growth in total loans, excluding the strategic disposition and run-off of certain assets designed to keep total assets under $10 billion at year-end, with excellent credit metrics for its originated portfolio as measured by non-performing loans of 0.95%. Additionally, the Company continued its disciplined expense management including a 20% decline in the special assets portfolio. In 2016, the Company's Board of Directors approved a 20% increase in the quarterly dividend to $0.12 per share. On October 26, 2016, the Company closed its acquisition of CommunityOne Bancorp, with higher planned cost savings than originally announced and favorable financial metrics compared to precedent transactions in the market. The Company's stock appreciated by 23% during 2016, and the Company believes it is well positioned to further improve financial performance and achieve its goal of becoming a premier regional bank in the Southeast.

As is discussed in the Compensation Discussion and Analysis, we believe that our executive compensation programs are designed to support our Company's business objectives and to attract and retain highly experienced and successful management team to execute on the Company's strategy.

  •
  Our compensation programs are linked to our key business objectives and the drivers of stockholder value.

  •
  We believe our executive compensation programs are competitive with those of companies of a similar size and complexity.

The Board of Directors recommends a vote "FOR" the resolution to approve the Company's compensation of our named executive officers as disclosed pursuant to Item 402 of Regulation S-K in this Proxy Statement.

 4. OTHER MATTERS

Our Board of Directors knows of no other matters that may properly be presented to the Annual Meeting. If any other matters do properly come before the Annual Meeting, however, the persons appointed in the accompanying proxy intend to vote the shares represented by such proxy in accordance with their best judgment.

GOVERNANCE OF THE COMPANY

Pursuant to Delaware General Corporation Law and our By-Laws, our business is managed under the direction of our Board of Directors. Members of the Board are kept informed of our business through discussions with the Chairman and Chief Executive Officer and other officers, through visits to our locations, by reviewing materials provided to them and by participating in meetings of the Board and its committees. In addition, to promote open discussion among our non-management directors, those directors meet in regularly scheduled executive sessions without management participation.

Corporate Governance

Our Board of Directors has a strong commitment to sound and effective corporate governance practices. Our Corporate Governance Guidelines address a number of important governance issues including director independence, qualifications for Board membership, mandatory retirement, Board self-assessment and succession planning. In addition, the Board has in place formal charters setting forth the powers and responsibilities of each of its standing committees, which are described below.

Governance Documents

We maintain a corporate governance page (investor.capitalbank-us.com/governance.cfm) on our Internet site that includes key information about our corporate governance initiatives, including our Corporate Governance Guidelines, current copies of the charters for our standing committees and our Code of Business Conduct and Ethics.

Board of Directors

Our Board of Directors currently consists of ten members, Messrs. Taylor, DeMartini, Foss, Hodges, Kauffman, Keller, Oken, and Reid, Ms. Bachman and Dr. Ward.

Our Board of Directors held four meetings in 2016. All directors attended 75% or more of the aggregate of the number of Board of Director meetings and meetings of the committees of the Board on which they served during the term of their service.

Ms. Bachman and Mr. Taylor attended our 2016 annual meeting of stockholders. We do not have a policy requiring Directors to attend the annual meeting of stockholders, although directors are encouraged to attend the meeting.

Director Independence

All of the directors other than Mr. Taylor qualify as independent directors under the corporate governance standards of NASDAQ.

Leadership Structure

As is stated in the Board of Directors Corporate Governance Guidelines, the Board has no policy with respect to the separation of the offices of Chairman and Chief Executive Officer. As is described in its Corporate Governance Guidelines, the Board believes that this issue is part of the succession planning process and recognizes that there may be circumstances that would lead to the separation of these offices. The Board believes it is in the best interests of the Company for the Board to make such a determination when it considers the selection of a new Chief Executive Officer or at such other times, as it deems appropriate.

Mr. Taylor has served as Chairman and Chief Executive Officer of the Company since its formation. The Company believes Mr. Taylor's serving as both Chairman and Chief Executive Officer is the optimal leadership structure at this time because it allows the Company to utilize Mr. Taylor's skills and decades of experience to more nimbly react to market opportunities and execute on the Company's plan to become a leading regional bank in the Southeast, while permitting the full involvement and oversight of the independent members of the Board. While the Company does not have a "lead" independent director, the Board currently consists of nine independent directors, as defined by NASDAQ standards. Further, to promote open discussion among our non-management directors, those directors meet in regularly scheduled executive sessions without management participation. The Board believes that the current leadership structure has served the Company well and that it is the best leadership structure for the Company under the present circumstances.

Committees of Our Board of Directors

Audit Committee

The members of the Audit Committee are Messrs. Foss, Hodges, Kauffman, Keller and Oken and Dr. Ward, each of whom is an "independent" member of our Board of Directors as defined under the NASDAQ rules and Rule 10A-3 of the Exchange Act. Mr. Foss is the chairperson of our Audit Committee. The Board of Directors has determined that each of Messrs. Foss, Kauffman and Oken qualifies as an "audit committee financial expert," as that term is defined under the SEC rules implementing Section 407 of the Sarbanes-Oxley Act of 2002 and have experience that results in their financial sophistication as defined under the NASDAQ rules. During 2016, our Audit Committee met eight times.

Our Audit Committee is responsible for, among other things:

  •
  reviewing our financial statements, significant accounting policies changes, material weaknesses identified by outside auditors and risk management issues;

  •
  serving as an independent and objective body to monitor and assess our compliance with legal and regulatory requirements, our financial reporting processes and related internal control systems and the performance of our internal audit function;

  •
  overseeing the audit and other services of our outside auditors and being directly responsible for the appointment, independence, qualifications, compensation and oversight of the outside auditors;

  •
  discussing and resolving any disagreements between our management and the outside auditors regarding our financial reporting; and

  •
  preparing the Audit Committee Report for inclusion in our proxy statement for our annual meeting.

Risk Committee

The members of the Risk Committee are Ms. Bachman and Messrs. Hodges, Keller, Reid and Taylor. Mr. Hodges is the chairperson of our Risk Committee. During 2016, our Risk Committee met four times.

Among other things, our Risk Committee is responsible for:

  •
  overseeing our enterprise-wide risk management practices;

  •
  monitoring and reviewing with management our risk tolerance, ways in which risk is measured and major risk exposures, including any risk concentrations and risk interrelationships, as well as the likelihood of occurrence, the potential impact of those risks and mitigating measures; and

  •
  meeting periodically with management to discuss our risk policies and the steps taken to ensure appropriate processes are in place to identify, manage and control risks associated with our business objectives.

Compensation Committee

The members of the Compensation Committee are Messrs. DeMartini, Foss, Hodges and Oken, each of whom qualifies as an "independent" director as defined under the applicable rules and regulations of the SEC and NASDAQ and an "outside director" under applicable regulations of the Internal Revenue Service. Mr. Oken is the chairperson of our Compensation Committee. During 2016, our Compensation Committee met four times.

Among other things, our Compensation Committee is responsible for:

  •
  determining the compensation of our executive officers and board;

  •
  reviewing our executive compensation policies and plans, including performance goals;

  •
  administering and implementing our equity compensation plans; and

  •
  preparing a report on executive compensation for inclusion in our proxy statement for our annual meeting.

Compensation Committee Interlocks and Insider Participation

None of our Compensation Committee members has at any time been an officer or employee of the Company or had any relationship with us of the type that is required to be disclosed under Item 404 of Regulation S-K. None of our executive officers serves or has served as a member of a board of directors, compensation committee or other board committee performing equivalent functions of another entity that has one or more executive officers serving as a member of our Board of Directors or Compensation Committee.

Nominating and Governance Committee

The members of the Nominating and Governance Committee are Messrs. DeMartini, Foss, Hodges, and Oken, each of whom qualifies as an "independent" director as defined under the applicable rules and regulations of the SEC and NASDAQ. Mr. Foss is the chairperson of our Nominating and Governance Committee. During 2016, our Nominating and Governance Committee met four times.

Among other things, the Nominating and Governance Committee is responsible for:

  •
  identifying individuals qualified to become members of our Board of Directors and recommending director candidates for election or re-election to our Board of Directors;

  •
  assessing the performance of the Board of Directors; and

  •
  monitoring our corporate governance principles and practices.

CVR Committee

The members of the CVR Committee were Ms. Bachman, Mr. Keller, and Dr. Ward. Mr. Keller was the chairperson of our CVR Committee. During 2016, the CVR Committee met four times.

The CVR Committee was dissolved in October 2016 due to the expiration of the last Contingent Value Rights Agreement in September. Among other things, the CVR Committee was responsible for assisting the Board in fulfilling its oversight role with respect to calculations of credit losses, net charge-offs and amounts payable on Contingent Value Rights Agreements.

Code of Business Conduct and Ethics

Our Board of Directors has adopted a code of business conduct and ethics (which we refer to as the "Code of Ethics") that applies to all of our directors, officers and employees, including our principal executive officer, principal financial officer and accounting officer and persons performing similar functions. The Code of Ethics is available on the corporate governance page of our website listed above and also free of charge upon written request to Secretary, Capital Bank Financial Corp., 4725 Piedmont Row Drive, Suite 110, Charlotte, North Carolina 28210. If we amend or grant any waiver from a provision of our Code of Ethics that applies to our executive officers, we will publicly disclose such amendment or waiver on the corporate governance page of our website (listed above) and as required by applicable law, including by filing a Current Report on Form 8-K.

Director Nominations and Qualifications

Our Board of Directors is responsible for nominating members of the Board and for filling vacancies on the Board that may exist between annual meetings of stockholders. The Board has delegated the screening process for new directors to the Nominating and Governance Committee.

Our Corporate Governance Guidelines state that Nominating and Governance Committee and the Board shall take into account the following:

  •
  At least a majority of the Board must be comprised of independent directors.

  •
  Candidates should be capable of working in a collegial manner with persons of different educational, business and cultural backgrounds and should possess skills and expertise that complement the attributes of the existing directors.

  •
  Candidates should represent a diversity of viewpoints, backgrounds, experiences, and other demographics.

  •
  Candidates should demonstrate notable or significant achievement and possess senior-level business, management or regulatory experience that would benefit the Company.

  •
  Candidates should be individuals of the highest character and integrity.

  •
  Candidates shall be free from any conflict of interest that would interfere with their ability to properly discharge their duties as a director or would violate any applicable law or regulation.

  •
  Candidates shall be capable of devoting the necessary time to discharge their duties, taking into account memberships on other Boards and other responsibilities.

  •
  Candidates shall have the desire to represent the interests of all stockholders.

Our current Board members share certain characteristics and attributes that are critical to effective board membership, including: sound and mature business judgment essential to intelligent decision-making; experience at the policy-making level at a business or other relevant organization; integrity and honesty; and the ability to collaborate in an effective manner at the board level. In addition, our directors have specific employment and leadership experiences, knowledge and skills that qualify them for service on our Board, as are described in their biographies in this Proxy Statement under the caption "Nominees for Election and Their Qualifications."

When a vacancy exists on the Board, or when the Board determines to add an additional director, the Nominating and Governance Committee, in consultation with the Chairman, will identify and evaluate individual candidates for their qualifications to become directors. The Nominating and Governance Committee considers matters of diversity (including diversity in professional experience and diversity in terms of race, gender, age and background) in evaluating nominees for election as directors, although it does not have a formal policy. The Nominating and Governance Committee considers all candidates in the context of the qualifications enumerated above, as well as their complementary experiences, backgrounds and skills, in an effort to maintain a strong and effective Board of Directors.

The Nominating and Governance Committee does not have a formal policy on the consideration of director candidates recommended by stockholders. Recommendations may be made by contacting the Nominating and Governance Committee at the address set forth in "Communications with Directors" below. The Board of Directors believes that such a formal policy is unnecessary and that the issue is more appropriately dealt with on a case-by-case basis.

Under our By-Laws, nominations of persons for election to the Board of Directors may be made at an annual meeting of stockholders by any stockholder who has complied with the advance notice provisions of our By-Laws. These advance notice provisions are discussed elsewhere in this proxy statement under the caption "Election of Directors—Other Nominees."

The Board's Role in the Risk Management Process

As noted above, the Board has formed a Risk Committee for the purpose of assisting the Board in fulfilling its oversight role with respect to management's identification, evaluation and management of the Company's major risk exposures. The Risk Committee consists of three independent directors and Mr. Taylor. In addition, the Company's wholly-owned banking subsidiary, Capital Bank Corporation, has an Executive Committee that reviews credit risk associated with the Company's lending activities. As part of its enterprise risk management program ("ERM"), management of the Company, in conjunction with an outside consultant, identifies and assesses the universe of enterprise risks that may threaten the Company's ability to achieve its strategic goals and help ensure that effective monitoring procedures and controls in place to mitigate those risks. The Company has appointed a senior level executive to be the ERM leader.

While management is responsible for developing and managing the Company's ERM program, the Board provides oversight and review of the process. The Board has delegated oversight of the ERM program to the Risk Committee, with the exception of risk relating to internal control over financial reporting which is the oversight responsibility of the Audit Committee. The CEO and the senior executive management team are part of the review, analysis and identification of risk. The Company's Risk Committee reports regularly to the full Board of Directors. The Board's role in risk oversight did not impact the Board's leadership structure. The Compensation Committee, as described in the Compensation Discussion and Analysis, also considered the Company's risks in concluding that the Company's executive compensation program does not encourage our management to take unreasonable risks relating to the Company's business.

Communications with Directors

Stockholders or other interested parties who wish to communicate with our Board of Directors, the Nominating and Governance Committee, our non-management directors as a group or any individual director can do so by writing to them, c/o Secretary, Capital Bank Financial Corp., 4725 Piedmont Row Drive, Suite 110, Charlotte, North Carolina 28210. Our Secretary has been instructed by the Board to promptly forward communications so received to the addressee or addressees.

Stock Ownership

The Company has adopted stock ownership guidelines for its named executive officers who hold the Company title of Executive Vice President, or above. The guidelines specify that the Chief Executive Officer own Company stock of at least three times his base salary, while Executive Vice Presidents are required to own Company stock of at least two times his or her base salary. The executives must accumulate and hold the required shares within five years of receipt of any equity award which qualifies for ownership under the guidelines. Unexercised stock options and unvested performance-based restricted stock do not count toward satisfying these ownership guidelines.

Anti-Hedging and Pledging Policy

The Company has adopted a policy that prohibits directors, officers and employees of the Company from directly or indirectly engaging in hedging or monetization transactions, through transactions in the Company's securities or through the use of financial instruments designed for such purpose. In addition, the policy prohibits short sale transactions in the Company's securities and pledging of the Company's securities as collateral for a loan, including through the use of traditional margin accounts with a broker.

Compensation of Directors

Director Compensation

The Compensation Committee recommends and the Board determines the total compensation of the non-management directors. Management directors receive no additional compensation for Board service.

Each non-management director receives an annual retainer of $100,000 as compensation for his or her services as a member of the Board. The annual retainer is paid 50% in cash and 50% in stock to each director, except that the annual retainer for Mr. DeMartini's services are paid in cash to Crestview-NAFH. The chair of the Audit Committee of the Board, the chair of the Compensation Committee of the Board, the chair of the Nominating and Governance Committee of the Board and the chair of the Risk Committee of the Board each receive an additional cash retainer of $10,000.

The following table sets forth the compensation paid to each individual serving as a non-management director at any time during the fiscal year ended December 31, 2016:

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($)	Option Awards ($)	All Other Compensation ($)	Total ($)

Richard M. DeMartini(1)	100,000	-	-	-	100,000
Peter N. Foss	70,000	50,000	-	-	120,000
William A. Hodges	60,000	50,000	-	-	110,000
Scott B. Kauffman(2)	12,500	-	-	-	12,500
Robert Reid(2)	12,500	-	-	-	12,500
Marc D. Oken	60,000	50,000	-	-	110,000
Martha M. Bachman	50,000	50,000	-	-	100,000
Oscar A. Keller III	50,000	50,000	-	-	100,000
William G. Ward	50,000	50,000	-	-	100,000
(1)
The annual retainer relating to services as a director provided by Mr. DeMartini were paid in cash by us to an affiliate of Mr. DeMartini, Crestview-NAFH.

(2)
Mr. Kauffman and Mr. Reid joined the Board in October and received a pro-rated cash annual retainer for 2016.

The table below shows the aggregate number of stock options (and the exercise price thereof) and restricted stock held by each individual who served as a director in 2016 (or the entity that appoints the director for the fiscal year ended December 31, 2016, which is included in parentheses beside the applicable director's name).

Name	Stock Options (in Shares)	Exercise Price	Expiration Date

Richard M. DeMartini (Crestview-NAFH)(1)	25,000	$20.00	12/22/19
Peter N. Foss(1)	25,000	$20.00	12/22/19
William A. Hodges(1)	25,000	$20.00	12/22/19
Marc D. Oken (Falfurrias Capital Partners)(1)	25,000	$20.00	12/22/19
Martha M. Bachman	-	-	-
Oscar A. Keller III	-	-	-
William G. Ward	-	-	-
Scott B. Kauffman	-	-	-
(Oak Hill Capital)(2)	849	$37.21	10/01/24
	849	$37.21	07/31/25
Robert Reid(2)	22,306	$37.21	10/01/24
	22,309	$37.21	07/31/25
(1)
Stock options disclosed in this column were granted in March 2011 and vested in two equal installments on December 22, 2011 and on December 22, 2012.

(2)
Stock options became fully vested on October 26, 2016 as a result of the merger with CommunityOne.

Other

Non-management directors are reimbursed for actual expenses incurred in the performance of their services as directors, including lodging, meals and transportation to and from meetings and continuing education programs and seminars.

Indemnification; Insurance

We indemnify our directors and officers to the fullest extent permitted by the Delaware General Corporation Law. This is required under our By-Laws, and we have also signed agreements with our directors and some of our officers contractually obligating us to provide this indemnification to them.

As authorized by the Delaware General Corporation Law and our By-Laws, we have purchased insurance providing indemnification for the Company and its subsidiaries as well as their directors and officers. The insurance is part of a package that includes employment practices, fiduciary and crime insurance coverage.

 AUDIT COMMITTEE REPORT

The Audit Committee is appointed annually by the Board of Directors to assist it in its oversight function by monitoring the integrity of the Company's consolidated financial statements, the qualifications and independence of the independent registered public accounting firm, the performance of the internal audit function and independent registered public accounting firm and compliance with legal and regulatory requirements. The Audit Committee has the sole authority and responsibility to select, determine the compensation of, evaluate and, when appropriate, replace the independent registered public accounting firm.

Management is responsible for the financial reporting process, including the system of internal controls, for the preparation of consolidated financial statements in accordance with generally accepted accounting principles and for the report on internal control over financial reporting. The independent registered public accounting firm is responsible for auditing those financial statements and expressing an opinion as to their conformity with generally accepted accounting principles. In addition, that firm is responsible for attesting to the effectiveness of the Company's internal control over financial reporting, to the extent such an attestation is required by applicable regulations.

In this context, the Audit Committee has met and held discussions with management and the independent registered public accounting firm. Management represented to the Audit Committee that the Company's consolidated financial statements were prepared in accordance with generally accepted accounting principles, and the Audit Committee has reviewed and discussed the consolidated financial statements with management and the independent registered public accounting firm. The independent registered public accounting firm discussed with the Audit Committee the matters required to be discussed pursuant to the Public Company Accounting Oversight Board Auditing Standard No. 1301 "Communications with Audit Committee".

In addition, the Audit Committee received the written disclosures and the letter from the independent registered certified public accounting firm required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent registered public accounting firm's communications with the Audit Committee concerning independence, and discussed with the independent registered public accounting firm its independence from the Company and its management. The Audit Committee also considered whether the provision of non-audit services to the Company is compatible with maintaining the firm's independence. The Audit Committee has concluded that the independent registered public accounting firm is independent from the Company and its management.

The Audit Committee discussed with the Company's internal auditors and independent registered public accounting firm the overall scope and plans for their respective audits. The Audit Committee meets with the internal auditors and independent registered public accounting firm, with and without management present, to discuss the results of their examinations, the evaluations of the Company's internal controls, and the overall quality of the Company's financial reporting.

In reliance on the reviews and discussions referred to above, the Audit Committee recommended to the Board of Directors, and the Board has approved, that the audited financial statements be included in the Company's Annual Report on Form 10-K for the year ended December 31, 2016, for filing with the

Securities and Exchange Commission. The Audit Committee also appointed the Company's independent registered public accounting firm for the year 2017.

The Audit Committee
Peter N. Foss, Chair William A. Hodges Scott B. Kauffman Oscar A. Keller III Marc D. Oken William G. Ward, Sr., M.D.

 COMPENSATION COMMITTEE REPORT

The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis contained in this Proxy Statement with management. Based on the review and discussion referred to above, the Compensation Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this Proxy Statement and in the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 2016.

The Compensation Committee
Marc D. Oken, Chair Richard M. DeMartini Peter N. Foss William A. Hodges

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

This Compensation Discussion and Analysis ("CD&A") explains our executive compensation program for our named executive officers listed below. The CD&A also describes the process followed by the Compensation Committee of the Board of Directors (the "Compensation Committee" or "Committee") for making pay decisions, as well as its rationale for specific decisions related to fiscal year ended December 31, 2016.

Name	Title

R. Eugene Taylor	President and Chief Executive Officer

Christopher G. Marshall	Chief Financial Officer

R. Bruce Singletary	Chief Credit Officer

Kenneth A. Posner	Chief of Strategic Planning and Investor Relations

Kenneth J. Kavanagh	Consumer Banking Executive

Executive Summary of Corporate Performance

We exceeded our financial plan in 2016 despite the challenges of persistent low interest rates, slow economic growth and intense competition. Below are some of the highlights of our 2016 financial performance:

  •
  We achieved 25% annual growth in core net income.

  •
  Our legacy credit expenses declined 20% from 2015 as we continued to resolve legacy loans and reduce the size of the Special Assets portfolio.

  •
  We increased total year core return on average assets by 10%.

  •
  The credit performance of the new loan portfolio was extremely strong throughout 2016.

  •
  We raised our quarterly dividend by 20%.

  •
  We grew our loan portfolio by 5% during 2016, excluding the ComunityOne transaction.

  •
  Our share price appreciated 23% during 2016.

  •
  In October, we closed the CommunityOne transaction on favorable terms.

As described in detail later, we achieved above breakthrough results on our two annual incentive bonus metrics, Core Net Income and Core Return on Average Assets. This financial performance, coupled with a qualitative review of the named executive officer's performance during the year, resulted in payouts at target (100%) for the annual incentive bonus.

Objectives of Our Executive Compensation Program

The primary objective of our compensation program is the same objective that we have for our overall operations: to create long-term value for our stockholders. The guiding principles that support this philosophy are:

  •
  Align executive compensation with the creation of stockholder value.  Within our overall compensation strategy, we utilize equity compensation tools to align the financial interests and objectives of our named executive officers with those of our stockholders. We believe that our executive compensation program appropriately balances risk with maximizing long-term stockholder value.

  •
  Attract, retain and motivate high-performing executive talent.  We operate in a competitive employment environment and our employees, led by our named executive officers, are essential to our success. The compensation of our named executive officers is designed to maximize company performance and be competitive with bank holding companies with which we compete for talent.

  •
  Link pay to performance.  Our compensation program is designed to provide a strong correlation between the performance of the named executive officers and the compensation they receive. Our plans deliver compensation to our named executive officers according to the performance of the Company and the individual executive.

Best Compensation Governance Practices & Policies

Our executive compensation program is grounded in the following policies and practices, which promote sound compensation governance, enhance our pay-for-performance philosophy and further align our executives' interests with those of our shareholders:

WHAT WE DO		WHAT WE DO NOT DO

✓	Significant emphasis on performance-based, "at-risk" compensation	x	Guaranteed bonuses

✓	Incentive award metrics that are objective and tied to key company performance metrics	x	No hedging or pledging transactions involving Company stock between executive officers or directors and third parites

✓	Compensation recoupment "clawback" policy	x	No excise tax gross-ups in our employment agreements

✓	Stock ownership guidelines	x	No "single trigger" change-in-control severance

Compensation Mix

The compensation arrangements offered to our named executive officers are designed to deliver balanced packages that provide adequate and competitive compensation for the individual named executive officer's position in the Company. The mix of compensation elements is intended to provide the named executive officers with a steady source of income, encourage and reward achievement of short-term and long-term performance objectives, align executives' interests with those of stockholders and promote retention. In 2016, approximately 50% of annual compensation was delivered in base salary and 50% was delivered in annual incentive compensation for the named executive officers, except for Mr. Kavanagh who received about 66% in base salary and 34% in annual incentive compensation. We do not currently have a policy regarding the percentage of total target compensation that is delivered through base salary, annual incentive or long-term incentives.

Benefits

Our named executive officers are not entitled to any perquisites. Named executive officers are provided with benefits, including participation in our 401(k) defined contribution program and insurance benefit programs that are offered to other eligible employees.

Setting Executive Compensation

Determination of Executive Compensation

While our stockholders showed support (with approximately 99% of the votes cast in favor during last year's vote on executive pay) for our executive compensation program, the Compensation Committee is committed to continuing to review and evolve programs and practices to ensure alignment with our compensation philosophy and regulatory guidelines.

Executive management and the Compensation Committee of our Board of Directors work together to establish, review and evaluate our compensation plans, policies and programs. The Compensation Committee is comprised entirely of independent directors and administers the executive compensation program in a manner consistent with our compensation philosophy. The Compensation Committee, which is generally responsible for the design and administration of our executive compensation program, acts independently, yet in conjunction with the Board of Directors and executive management, and maintains a philosophy that encompasses both long-term and short-term objectives while discouraging excessive risk taking.

The compensation of our named executive officers, except for Mr. Kavanagh, was largely based on arrangements that were negotiated at the time of our private placements. The founding members of the executive management team (Messrs. Taylor, Marshall, Singletary and Posner) directly negotiated the terms of their compensation with the investors at that time. The foundation for the total compensation packages offered to the founding members of the executive management team was based on an assessment of each executive officer's individual responsibilities, contributions to our performance and success in reaching our strategic goals. Compensation paid in the financial sector generally, and in bank holding companies in particular, is considered by the Compensation Committee in determining compensation for our named executive officers. Mr. Kavanagh was hired in late 2011 to lead the Company's consumer banking operations, which consists of 196 locations, all under a common brand, the residential mortgage division and wealth management. Mr. Kavanagh's compensation was determined after reviewing compensation offered by banks with which we compete for talent.

Role of Compensation Committee

The Compensation Committee operates under a written charter that establishes its responsibilities. A copy of the Compensation Committee Charter can be found on the Company's website at www.capitalbank-us.com. The Compensation Committee reviews the charter annually to ensure that the scope of the charter is consistent with the Compensation Committee's expected role. Under the charter, the Compensation Committee is charged with general responsibility for the oversight and administration of our compensation program. The charter vests in the Compensation Committee the sole responsibility for determining the compensation of the CEO based on the Compensation Committee's evaluation of his performance. The charter also authorizes the Compensation Committee to engage consultants and other professionals without management approval to the extent deemed necessary to discharge its responsibilities.

The Compensation Committee is responsible for setting compensation for our named executive officers. The Compensation Committee sets performance goals for our named executive officers and reviews all other compensation and benefits for the named executive officers on an annual basis.

None of the members of the Compensation Committee in 2016 has at any time been an officer or employee of the Company.

Role of Management

In setting base salaries for the named executive officers, the Compensation Committee reviews external market data provided by its independent compensation consultant and considers other factors including compensation philosophy, Company performance and business strategy. The CEO may be asked to provide input regarding the compensation of his direct reports for consideration by the Compensation Committee. The CEO is not present during any voting or deliberations regarding his compensation.

Executive management also provides input to our strategic goals for future performance periods. These goals may be used in the annual incentive program. The Compensation Committee carefully reviews the recommended performance goals before giving its final approval to such strategic goals. The combination of the proposal from executive management and the Compensation Committee's review is essential in order to ensure that the goals are challenging but motivating and obtainable.

Role of Compensation Consultant

Pearl Meyer & Partners, LLC ("Pearl Meyer") currently serves as the Compensation Committee's independent compensation consultant. Pearl Meyer provides executive and director compensation market data to the Compensation Committee and conducts reviews of the proxy statements of peer companies to evaluate current practices and trends within the banking industry. In 2016, Pearl Meyer provided an analysis of the employment agreements of Messrs. Taylor, Marshall, Singletary and Posner. The Compensation Committee approved amendments to the employment agreements for the four founding members of management, taking into consideration the recommendations of Pearl Meyer. For a discussion of the amendments, see "Employment Agreements with Named Executive Officers." Other than serving as independent compensation consultant to the Compensation Committee and providing advice on this project, Pearl Meyer has provided no other services to the Board, its committees or to the Company since it has been engaged by the Company. The Compensation Committee has reviewed and considered information provided to the Compensation Committee by Pearl Meyer, the Compensation Committee members and the Company's executive officers. Based on its review and such factors as it deemed relevant, the Compensation Committee concluded that Pearl Meyer's advice and work for the Compensation Committee was objective and that Pearl Meyer's work did not raise any conflict of interest under the relevant rules of the SEC and NASDAQ.

Benchmarking

Our Compensation Committee reviewed benchmarking information prepared by its compensation consultant in 2016, with the purpose of expanding its knowledge of current compensation levels and practices at other private equity-owned and public banks. Based on the review, no increases were made to the named executive officers' compensation in 2016. A primary data source used in the benchmarking for the named executive officers is the information publicly disclosed by a peer group of publicly traded banks. A peer group was developed by Pearl Meyer and reviewed and approved by the Compensation Committee.

The peer group was developed using objective parameters reflecting our strategy for growth, complexity of our business and private equity ownership. The following banks comprise the peer group used by the Compensation Committee.

Astoria Financial Corporation	Investors Bancorp, Inc.
BancorpSouth, Inc.	Prosperity Bancshares, Inc.
BankUnited, Inc.	Signature Bank
Cullen/Frost Bankers, Inc.	Synovus Financial Corp.
EverBank Financial Corp.	Texas Capital Bancshares, Inc.
First Horizon National Corporation	Trustmark Corporation
F.N.B. Corporation	United Bankshares, Inc.
Fulton Financial Corporation	Valley National Bancorp
Hancock Holding Company	Webster Financial Corporation
IBERIABANK Corporation

Pearl Meyer used several other sources of data to identify general compensation trends including published industry compensation surveys such as the Pearl Meyer & Partners, National Banking Compensation Survey Report and additional proprietary survey sources.

2016 Components for Our Named Executive Officers

Base Salary

Base salaries for our named executive officers are designed to compensate the executive for their scope of responsibilities and consideration is given to the experience, education, personal qualities and other qualifications of that individual that are essential for the specific role the executive serves. Consistent with most companies, our Chief Executive Officer's annual salary is greater than the salary of our other named executive officers because he has responsibility for the performance of the entire Company while the other named executive officers have responsibility for a specific business or function. The role requires a different level of knowledge, experience and capability.

Our named executive officers did not receive an increase in base salaries in 2016. The base salaries were as follows:

Named Executive Officer	2016 Base Salary ($)

R. Eugene Taylor	700,000
Christopher G. Marshall	480,000
R. Bruce Singletary	330,000
Kenneth A. Posner	275,000
Kenneth J. Kavanagh	300,000

Annual Incentive Program

Our named executive officers participated in the 2016 Annual Incentive Program (the "Program"). The Program is designed to reward performance as well as motivate and retain qualified individuals who have the capability to influence our results and enhance stockholder value. The philosophy of the program is to provide competitive awards when annual performance objectives are achieved while reduced or no awards are paid when the objectives are not achieved. Under the Program, 70% of an executive officer's potential incentive was tied to financial goals set early in the year, while 30% of the potential incentive was based on a qualitative review of factors as described below.

For 2016, the payout of the Program was 75% cash/25% equity split further aligning management with shareholders. Executives have the option of selecting restricted stock, stock options or a combination of the two for the equity portion of the Program, each of which vests ratably over three years. The amount of the equity payout is based on the grant date fair-value of the equity portion of the award. The cash portion of the payout of the Program is reported in the "Non-Equity Incentive Plan Compensation" column of the Summary Compensation Table.

An individual's annual incentive program target under the Program is expressed as a percentage of salary. For 2016, the target incentive for all of our named executive officers, except for Mr. Kavanagh, was 100% of annual base salary. Mr. Kavanagh's target incentive was 50% of his annual base salary. Annual incentive payments, for the named executive officers can range from 0% to 150% of target, based on the level of performance against the predefined goals, except for Mr. Kavanagh, which can range from 0% to 200% of target. This percentage range is based on the analysis of the market data to ensure that our annual incentive compensation remains competitive.

All named executive officers are subject to a clawback policy. In the event that the Company is required to prepare an accounting restatement due to error, omission or fraud (as determined by the members of the Board of Directors), the named executive officers are required to reimburse the Company for part or the entire incentive award made to them on the basis of having met or exceeded specific targets for performance periods. The Company may seek to reclaim incentives within a three-year period of the incentive payout.

Under the Program, performance is measured based on the three goals; Core Net Income (40%), Core Return on Average Assets (30%) and qualitative performance (30%). Core Net Income is defined as net income under generally accepted accounting principles excluding the effects of mergers and acquisitions and adjusted for securities gains and losses. Such exclusions include conversion and merger related expenses, merger-related severance, stock compensation, extinguishment of debt, payments or accruals associated with contingent value rights and other items that the Committee deems are not a core indicator of Company operations. Core Return on Average Assets is determined by dividing Core Net Income by the average assets for the period. The equity portion of the incentive consisted of restricted stock awards that vest ratably over three years. The Compensation Committee believes that the current metrics are critical to achieving our strategic plan and to enhancing stockholder value. The qualitative performance is assessed based upon the actions and results of the named executive officers that support value creation for stockholders, acquisitions and/or integration, organic growth, risk management, corporate governance, legal and regulatory compliance, talent upgrades and culture. The actual target financial performance levels and the threshold and the breakthrough for the financial metrics under the Program are set forth below.

	Performance Levels
Financial Metrics under the Program	Percentage	Threshold	Target	Breakthrough

Core Net Income	40%	$65mm	$70mm	$75mm
Core Return on Average Assets	30%	87 bps	90 bps	93 bps
Qualitative Performance	30%	N/A	N/A	N/A

At the January 2017 meeting, the Compensation Committee reviewed our 2016 financial results. As defined by the plan, 2016 Core Net Income was $75.9 million, which was above Breakthrough. Core Return on Average Assets was 95 bps during 2016, which was also above Breakthrough under the Program.

In addition to the financial objectives used to determine the Program payout, the qualitative performance was evaluated. The qualitative performance criteria were discussed, reviewed and approved by the Compensation Committee at the beginning of the plan year. Executive management provided written feedback to the Compensation Committee on the achievement of the qualitative performance for 2016. While assessing the qualitative performance, the Compensation Committee took the written feedback from management into consideration in determining the payout under the Program. Qualitative criteria included acquisition activity, steps taken to optimize the capital structure and regulatory compliance and risk management results.

Despite achieving above Breakthrough performance, management recommended and the Compensation Committee approved incentive payments at Target for Messers. Taylor, Marshall, Singletary, Posner and Kavanagh under the Program.

Named Executive Officer	2016 Target Incentive ($)	2016 Actual Incentive ($)	% of Target

R. Eugene Taylor	700,000	700,000	100%
Christopher G. Marshall	480,000	480,000	100%
R. Bruce Singletary	330,000	330,000	100%
Kenneth A. Posner	275,000	275,000	100%
Kenneth J. Kavanagh	150,000	150,000	100%

Long-Term Incentive Plan

At the 2013 Annual Meeting of Stockholders, our stockholders approved of the Capital Bank Financial Corp. 2013 Omnibus Compensation Plan (the "Plan"). The Plan replaced the 2010 Equity Incentive Plan as the primary equity plan for the Company. As mentioned above, the named executive officers received 25% of their annual incentive program in equity, which was issued under the Plan in 2016 for the Program.

Equity Awards in 2016

In February 2016, the Company granted equity awards in the form of shares of restricted stock to its senior management team, including the named executive officers. This was the first grant of equity awards to Messrs. Taylor, Marshall, Posner and Singletary since the Company became a public company in 2012. The shares of restricted stock vest ratably over a three-year period in annual installments beginning on February 1, 2017 and ending on February 1, 2019. Pursuant to the grant, the named executive officers received the following number of restricted shares: Mr. Taylor, 22,921; Mr. Marshall, 15,717; Mr. Singletary, 10,806; Mr. Posner, 9,005; and Mr. Kavanagh, 6,549.

Stock Compensation Grant and Award Practices; Timing Issues

The Compensation Committee considers whether to make equity awards on an annual basis and in connection with new hires and promotions. The Compensation Committee considers the recommendations of our Chief Executive Officer and other executive officers with respect to awards contemplated for their subordinates. The Compensation Committee also consults with Pearl Meyer to ensure our equity award program is competitive with market practices. The Compensation Committee is solely responsible for the development of the schedule of equity awards made to our Chief Executive Officer and the other named executive officers.

As a general matter, the Compensation Committee's process is independent of any consideration of the timing of the release of material non-public information, including with respect to the determination of grant dates or stock option exercise prices. Similarly, we have never timed the release of material non-public information to affect the value of executive compensation. In general, the release of such information reflects long-established timetables for the disclosure of material non-public information such as earnings reports or, with respect to other events reportable under federal securities laws, the applicable requirements of such laws with respect to timing of disclosure. With respect to annual grants of awards, if the Committee meeting for approval falls within a blackout period, the Committee provides a grant date that is the first trading date after the expiration of the blackout period.

In accordance with the Plan, the Compensation Committee may grant stock options only at or above fair market value, which is defined as the closing sales price of our common stock on the NASDAQ on the date of grant.

Employment Agreements

On October 19, 2016, the Company entered into Amended and Restated Employment Agreements (the "Employment Agreements") with each of Messrs. Taylor, Marshal, Singletary and Posner. The Employment Agreements were amended, among other things, to reflect the Executives' current base salaries, to clarify the definition of a material diminution in responsibilities for the purposes of a "good reason" resignation occurring after a change in control, and to remove the excise tax gross-up provision for taxes imposed under Section 4999 of the Internal Revenue Code. In addition, the Employment Agreements increase the cash severance that each executive would be entitled to in the event of a termination without cause or a resignation with good reason, in each case, within two years following a change in control (a "Qualifying Termination") to an amount equal to 2.99 times the Executive's annual base salary and target incentive payment for the year of termination. Under the Employment Agreements, each Executive would also be eligible to receive continued health and welfare benefits for 36 months upon a Qualifying Termination. The Employment Agreements also provide that any payments or benefits that would be subject to the excise tax under Section 4999 of the Internal Revenue Code will be reduced such that no payments or benefits are subject to the excise tax, unless the Executive would be better off on an after-tax basis receiving all such payments and benefits.

On October 19, 2016, the Company entered into a Change in Control Severance Agreement with Mr. Kavanagh. Under the terms of the Change in Control Severance Agreement, upon a Qualifying Termination, Mr. Kavanagh will be entitled to receive (a) a cash severance payment equal to 1.5 times his annual salary and target incentive bonus for the year of termination, and (b) continued health and welfare benefits for 18 months following the Qualifying Termination. Mr. Kavanagh will also be subject to customary non-solicitation and confidentiality restrictions. In addition, the Change in Control Severance Agreement provides that any payments or benefits that would be subject to the excise tax under Section 4999 of the Internal Revenue Code will be reduced such that no payments or benefits are subject to the excise tax, unless Mr. Kavanagh would be better off on an after-tax basis receiving all such payments and benefits.

Impact of Accounting and Tax on the Form of Compensation

The Compensation Committee and management consider the accounting and tax (individual and corporate) consequences of the compensation plans prior to making changes to the plans.

The Compensation Committee has considered the impact of the Financial Accounting Standards Board ASC Topic 718 (formerly known as FASB Statement 123R), on the Company's use of equity incentives as a key retention tool.

Section 162(m) of the Internal Revenue Code of 1986 limits the Company's ability to deduct compensation paid to certain of the named executive officers over $1,000,000, except to the extent that compensation qualifies as objectively determined performance-based compensation under Section 162(m). The Compensation Committee has determined that it is essential in achieving the compensation objectives discussed above to retain the flexibility to exercise subjective judgment in assessing an executive's performance. The Compensation Committee believes that the achievement of the Company's general compensation policies and objectives that are currently in place best serves shareholder interests.

Compensation Risk Oversight

While our Compensation Committee is responsible for the oversight of our compensation of employees and directors, our Risk Committee is responsible for our risk management, including risk as it relates to compensation. In addition, we are subject to regulatory oversight and reviews, whereby our compensation practices are subject to the review of our regulators and any restrictions or requirements that may be imposed upon us. Based on a review by the Risk Committee and our Board of Directors, we do not believe that our overall compensation policies and practices create risks that are reasonably likely to have a material adverse effect on us. In addition, Pearl Meyer, at the direction of the Compensation Committee, conducted a risk assessment of the Company's compensation programs on behalf of the Committee. Pearl Meyer reviewed two plans in depth that presented the highest potential for risk: the Company's Holding Company Executive 2016 Annual Incentive Program and the Bank's Commercial Banking Incentive Program. Pearl Meyer concluded that the incentive plans and administrative processes for plan payouts do not promote unnecessary or excessive risk.

Summary Compensation Table

Name and Principal Position	Year	Salary ($)	Bonus Cash ($)	Stock Awards ($)(1)	Option Awards ($)(2)	Non-Equity Incentive Plan Compensation ($)(3)	Nonqualified Deferred Compensation Earnings ($)	All Other Compensation ($)(4)	Total ($)

R. Eugene Taylor	2016	700,000	-	875,000	-	525,000	-	21,769	2,121,769
Chairman and Chief	2015	700,000	-	175,000	-	525,000	-	20,244	1,420,244
Executive Officer	2014	700,000	-	-	-	700,000	-	10,276	1,410,276
Christopher G. Marshall	2016	480,000	-	600,000	-	360,000	-	19,900	1,459,900
Chief Financial Officer	2015	480,000	-	120,000	-	360,000	-	19,702	979,702
	2014	480,000	-	-	-	480,000	-	12,339	972,339
R. Bruce Singletary	2016	330,000	-	412,500	-	247,500	41,250	19,694	1,009,694
Chief Credit Officer	2015	330,000	-	82,500	-	247,500	49,500	5,918	665,918
	2014	330,000	-	-	-	330,000	-	27,309	687,309
Kenneth A. Posner	2016	275,000	-	343,750	-	206,250	-	15,517	840,517
Chief of Strategic	2015	275,000	-	-	68,750	206,250	-	12,390	562,390
Planning and	2014	275,000	-	-	-	275,000	-	10,429	560,429
Investor Relations
Kenneth J. Kavanagh	2016	300,000	-	237,500	-	112,500	-	15,771	665,771
Consumer Banking	2015	300,000	-	75,000	-	75,000	-	11,582	461,582
Executive	2014	300,000	-	-	-	150,000	-	8,747	458,747
(1)
This column consists of restricted stock awards that vest ratably over three years. This amount includes restricted share awards granted on February 1, 2016 as well as restricted share awards under the 2016 Annual Incentive Plan. The amounts attributable to the 2016 Annual Incentive Plan are: for Mr. Taylor, $175,000; for Mr. Marshall, $120,000; for Mr. Singletary, $82,500; for Mr. Posner, $68,750; and for Mr. Kavanagh, $37,500. The restricted stock awards are reported at a value, developed solely for purposes of disclosure in accordance with the rules and regulations of the SEC, equal to the "grant date fair value" thereof under FASB ASC Topic 718 for financial reporting purposes, except that the reported value does not reflect any adjustments for risk of forfeiture. The only assumption we used in determining the reported amounts was the grant date share price, which in each case was the closing price of our common stock on the grant date. The restricted stock awards are scheduled to vest in equal annual increments over three years after the date of grant subject to the executive's continued employment during that period. See Note 15 to the consolidated financial statements included in our Form 10-K for the year-ended December 31, 2016 for a discussion of the assumptions made in determining the grant date fair values in the column. The reported amounts of any award do not reflect any adjustments for restrictions on transferability.

(2)
This column consists of stock option awards that vest ratably over three years.

(3)
For 2016, this column presents the cash portion of the payout under the 2016 Annual Incentive Plan.

(4)
The amounts reported in this column include medical, life and disability insurance and 401(k) matching contributions made by the Company. For Mr. Taylor, the amount in 2016 includes $7,382 for medical, $9,970 for life, $426 for disability insurance and $3,500 for 401k matching contributions.

Employment Agreements with Named Executive Officers

Mr. Taylor's Employment Agreement

On October 19, 2016, we entered into an Amended and Restated Employment Agreement with Mr. Taylor, our Chief Executive Officer. Starting on December 31, 2017, the employment agreement automatically renews for one-year periods, unless either party provides a notice of non-renewal 90 days prior to the expiration of the initial term or any subsequent term. The employment agreement provides that Mr. Taylor will receive an annual base salary of no less than $700,000, an annual bonus with a target opportunity of 100% of his annual base salary, the actual amount of which is to be determined by the Compensation Committee and Mr. Taylor will participate in the same benefit programs as our other employees. In the event of the termination of Mr. Taylor's employment by us without "cause", by Mr. Taylor for "good reason" or due to death or disability, Mr. Taylor would be entitled to severance and accelerated vesting of certain equity awards. Mr. Taylor's employment agreement also provides that Mr. Taylor will be subject to restrictive covenants, including non-competition and non-solicitation of employees, customers and certain other parties with business relationships with us, while employed by us and for the one-year period following his termination of employment with us. The severance provisions of Mr. Taylor's employment agreement are more fully described in "—Potential Payments upon Termination or Change-in-Control" below.

Employment Agreements with Other Named Executive Officers

On October 19, 2016, Messrs. Marshall, Singletary and Posner each entered into Amended and Restated Employment Agreements that, among other things, provide for cash severance benefits equal to 2.99 times the executive's base salary and target bonus and 36 months of welfare benefits continuation upon a qualifying termination of employment and contain restrictive covenants, including non-competition and solicitation restrictions with respect to customers, employees and certain other parties with business relationships with us, similar to those under Mr. Taylor's agreement. The Amended and Restated Employment Agreements also provide that any payments or benefits that would be subject to the excise tax under Section 4999 of the Internal Revenue Code will be reduced such that no payments or benefits are subject to the excise tax, unless the Executive would be better off on an after-tax basis receiving all such payments and benefits.

The severance provisions of these named executive officers are more fully described in "—Potential Payments upon Termination or Change-in-Control" below.

Grants of Plan-Based Awards

					All Other Option Awards: Number of Securities Underlying Options (#)(2)
	Estimated Future Payouts under Equity Incentive Plan Awards
				All Other Stock Awards: Number of Shares of Stock or Units (#)		Exercise or Base Price of Option Awards ($/Sh)	Grant Date Fair Value of Stock and Option Awards ($)
Grant Date(1)	Threshold (#)	Target (#)	Maximum (#)

G. Taylor
2/1/2016	-	-	-	18,496	-	-	$700,000
2/1/2017(3)	-	-	-	4,425	-	-	$175,000
C. Marshall
2/1/2016	-	-	-	15,717	-	-	$480,000
2/1/2017(3)	-	-	-	3,929	-	-	$120,000
B. Singletary
2/1/2016	-	-	-	13,507	-	-	$330,000
2/1/2017(3)	-	-	-	2,086	-	-	$82,500
K. Posner
2/1/2016	-	-	-	9,005	-	-	$275,000
2/1/2017(3)	-	-	-	1,738	-	-	$68,750
K. Kavanagh
2/1/2016	-	-	-	6,549	-	-	$200,000
2/1/2017(3)	-	-	-	948	-	-	$37,500
(1)
The Committee approved of the equity award grant and the payout of the equity portion of the 2015 annual incentive payout at the meeting held on January 25, 2016. The Committee approved a grant date of February 1, 2016 which was the first trading day after the expiration of the Company's blackout period for the year-end earnings release.

(2)
The options vest ratably over three years. The exercise price was the closing price of the Company's stock on the grant date.

(3)
The awards represent the equity portion of the payout under the 2016 Annual Incentive Plan.

Outstanding Equity Awards at 2016 Fiscal Year-End

The following table provides information regarding outstanding equity awards held by each of our named executive officers on December 31, 2016:

	Option Awards					Stock Awards
Name	Grant Date	Number of Securities Underlying Unexercised Options Exercisable (#)(1)(2)(3)	Number of Securities Underlying Unexercised Options Unexercisable(4)	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)(5)	Market Value of Shares or Units of Stock That Have Not Vested ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)

R. Eugene Taylor	3/16/11	1,251,112	-	-	20.00	12/22/19	-	-	-	-
	1/12/12	209,283	-	-	20.00	1/12/22	-	-	-	-
	2/01/16	-	-	-	-	-	28,651	1,124,552	-	-
Christopher Marshall	3/16/11	469,167	-	-	20.00	12/22/19	-	-	-	-
	1/12/12	139,522	-	-	20.00	1/12/22	-	-	-	-
	2/01/16	-	-	-	-	-	19,646	771,106	-	-
R. Bruce Singletary	3/16/11	312,778	-	-	20.00	12/22/19	-	-	-	-
	1/12/12	139,522	-	-	20.00	1/12/22	-	-	-	-
	2/01/16	-	-	-	-	-	13,507	530,150	-	-
Kenneth A. Posner	3/16/11	78,194	-	-	20.00	12/22/19	-	-	-	-
	1/12/12	139,522	-	-	20.00	1/12/22	-	-	-	-
	2/01/16	-	9,185	-	30.54	2/01/26	-	-	-	-
	2/01/16	-	-	-	-	-	9,005	353,446
Kenneth J. Kavanagh	5/21/13	50,000	-	-	18.00	5/21/23	-	-	-	-
	2/01/16	-	-	-	-	-	9,005	353,446	-	-
(1)
The 3/16/11 stock options vested 50% on December 22, 2011 and 50% on December 22, 2012.

(2)
The 1/12/12 stock options vested 50% on the date of grant and 50% on 1/12/13.

(3)
The 5/21/13 stock options vested 50% on 5/21/14 and vested the remaining 50% on 5/21/15.

(4)
The 2/1/16 stock options vest ratably over three years beginning on 2/1/17 and ending on 2/1/19.

(5)
The 2/1/16 restricted shares vest ratably over three years beginning on 2/1/17 and ending on 2/1/19.

Options Exercised and Stock Vested

	Option Awards		Stock Awards
Name(a)	Number of Shares Acquired on Exercise (#)(b)	Value Realized on Exercise ($)(c)	Number of Shares Acquired on Vesting (#)(d)	Value Realized on Vesting ($)(e)

R. Eugene Taylor	-	-	212,794	8,352,164
Christopher Marshall	-	-	89,733	3,522,020
R. Bruce Singletary	-	-	67,392	2,645,136
Kenneth A. Posner	-	-	33,879	1,329,751
Kenneth J. Kavanagh	-	-	-	-

Nonqualified Deferred Compensation

In 2016, our named executive officers were eligible to participate in the Company's Nonqualified Deferred Compensation Plan. Under this plan, each named executive officer has the ability to defer up to 80% of base salary and up to 90% of the cash portion of performance-based compensation. As a general rule, payment terms of deferred amounts and investment options are determined by the participant during the enrollment and are subject to a deferral of at least two years, except under certain qualifying events, including the participant's separation from service, a change in control, an unforeseeable emergency, disability or death. Amounts deferred by a named executive officer are vested at all times. The following table shows certain information for the named executive officers under the Company's Nonqualified Deferred Compensation Plan.

Name	Executive Contributions in Last FY ($)	Registrant Contributions in Last FY ($)	Aggregate Earnings in Last FY ($)	Aggregate Withdrawals/ Distributions ($)	Aggregate Balance at Last FY ($)

(a)	(b)	(c)	(d)	(e)	(f)

R. Eugene Taylor	-	-	-	-	-

Christopher Marshall	-	-	-	-	-

R. Bruce Singletary	41,250	-	14,300	-	122,056

Kenneth A. Posner	-	-	-	-	-

Kenneth J. Kavanagh	-	-	-	-	-

Potential Payments upon Termination or Change-in-Control

Termination of Employment

Severance Under Mr. Taylor's Employment Agreement.

If Mr. Taylor's employment is terminated (1) by us without "cause" or due to "disability" (as defined below), (2) by Mr. Taylor for "good reason" (as defined below), or (3) upon Mr. Taylor's death during the employment period, subject to his execution (other than upon his death) and nonrevocation of a release of claims against us and our affiliated entities, Mr. Taylor will be entitled to be paid any earned but unpaid base salary and bonuses and a lump sum cash amount equal to the sum of (a) two times his annual base salary immediately prior to the date of the qualifying termination and (b) two times the higher of his target annual bonus for the year of termination and the annual bonus paid or payable to Mr. Taylor in respect of the year prior to the year of the qualifying termination.

Mr. Taylor is subject to non-competition and non-solicitation restrictions while employed by us and for one year following a termination of his employment and is subject to a standard, ongoing confidentiality obligation.

For the purposes of Mr. Taylor's employment agreement, "good reason" generally means (1) material diminution of annual base salary or target incentive payment, (2) material diminution in position, authority, duties or responsibilities, (3) a requirement that Mr. Taylor report to a corporate officer or employee of the Company instead of reporting directly to the Board (4) any material failure by us to comply with the compensation related provisions of the employment agreement, (5) any relocation of the executive's principal place of business to a location more than 30 miles from the executive's principal place of business immediately prior to the move other than the initial relocation in connection with the establishment of our headquarters or (6) any material breach of the employment agreement.

For the purposes of Mr. Taylor's employment agreement, "cause" generally means the executive's (1) willful misconduct or willful neglect in the performance of his duties, (2) willful failure to adhere materially to the clear directions of the Board of Directors, (3) conviction of or formal admission to or plea of guilty or nolo contendere to a charge of commission or a felony or (4) willful breach of any material term of the employment agreement.

For the purposes of Mr. Taylor's employment agreement, "disability" generally means the inability of the executive to perform his duties with us on a full-time basis as a result of incapacity due to mental or physical illness, which inability exists for 180 days during any rolling 12-month period, as determined by a physician selected by us or our insurers and acceptable to the executive or the executive's legal representative.

Severance for Certain Other Named Executive Officers.

The Amended and Restated Employment Agreements entered into with, each of Messrs. Marshall, Singletary and Posner, among other things, provide for cash severance benefits equal to 1.5 times the executive's base salary and target bonus and 36 months of welfare benefits continuation upon a qualifying termination of employment and contain restrictive covenants, including non-competition and solicitation restrictions with respect to customers, employees and certain other parties with business relationships with us, similar to those under Mr. Taylor's agreement.

Change in Control

Under the Amended and Restated Employment Agreements for Messrs. Taylor, Marshall, Singletary and Posner, our executives would receive cash severance benefits equal to 2.99 times the executive's base salary and target bonus and 36 months of welfare benefits continuation upon a qualifying termination of employment and contain restrictive covenants, including non-competition and solicitation restrictions with respect to customers, employees and certain other parties with business relationships with us. The Amended and Restated Employment Agreements also provide that any payments or benefits that would be subject to the excise tax under Section 4999 of the Internal Revenue Code will be reduced such that no payments or benefits are subject to the excise tax, unless the Executive would be better off on an after-tax basis receiving all such payments and benefits. Under his Change in Control Severance Agreement, upon a Qualifying Termination, Mr. Kavanagh would be entitled to receive (a) a cash severance payment equal to 1.5 times his annual salary and target incentive bonus for the year of termination, and (b) continued health and welfare benefits for 18 months following the Qualifying Termination. Mr. Kavanagh will also be subject to customary non-solicitation and confidentiality restrictions. In addition, the Change in Control Severance Agreement provides that any payments or benefits that would be subject to the excise tax under Section 4999 of the Internal Revenue Code will be reduced such that no payments or benefits are subject to the excise tax, unless Mr. Kavanagh would be better off on an after-tax basis receiving all such payments and benefits.

Upon a "change in control" (as defined below) of the Company, unvested stock options and restricted shares held by the named executive officers immediately vest and, in the case of stock options, become exercisable.

A change in control is generally deemed to occur under these agreements upon:

  •
  the acquisition by any individual, entity or group of "beneficial ownership" (pursuant to the meaning given in Rule 13d-3 under the Exchange Act) of 51% or more (on a fully diluted basis) of either (a) the outstanding shares of our common stock, taking into account as outstanding for this purpose each common stock issuable upon the exercise of options or warrants, the conversion of convertible stock or debt and the exercise or settlement of any similar right to acquire such common stock, or (b) combined voting power of our then outstanding voting securities entitled to vote generally in the election of directors, with each of clauses (a) and (b) subject to certain customary exceptions;

  •
  a majority of the directors who constituted the Board of Directors at the time the 2010 Equity Incentive Plan was adopted (or any person becoming a director subsequent to that date, whose election or nomination for election was approved by a vote of at least two-thirds of the incumbent directors then on the Board of Directors) cease for any reason to constitute at least a majority of the Board of Directors;

  •
  approval by our stockholders of our complete dissolution or liquidation; or

  •
  the consummation of a merger, consolidation, statutory share exchange, a sale or other disposition of all or substantially all of our assets or similar form of corporate transaction involving us that requires the approval of our stockholders (each, a "Business Combination"), whether for such transaction or the issuance of securities in the transaction, in each case, unless immediately following the Business Combination: (a) more than 50% of the total voting power of the entity resulting from such Business Combination or, if applicable, the ultimate parent corporation that directly or indirectly has beneficial ownership of sufficient voting securities eligible to elect a majority of the directors of the surviving company is represented by the outstanding company voting securities that were outstanding immediately prior to such Business Combination, and such voting power among the holders thereof is in substantially the same proportion as the voting power of the outstanding company voting securities among the holders thereof immediately prior to the Business Combination, (b) no person (other than any employee benefit plan sponsored or maintained by the surviving company) is or becomes the "beneficial owner", directly or indirectly, of 51% or more of the total voting power of the outstanding voting securities eligible to elect directors of the parent company (or, if there is no parent company, the surviving company) and (c) at least two-thirds of the members of the board of directors of the parent company (or, if there is no parent company, the surviving company) following the consummation of the Business Combination were members of the Board of Directors at the time of the Board of Director's approval of the execution of the initial agreement providing for the Business Combination.

The following table reflects the estimated payments to our named executive officers that may be made in connection with a change in control. The estimated payments in the table are calculated based on the assumption that the hypothetical termination of employment and/or the hypothetical change in control each occurred on December 30, 2016, the final trading day of 2016 (assuming a per share price of Company stock equal to $39.25, the closing market price of our common stock on that date).

Name	Scenario	Cash Severance ($)	Stock Option Vesting ($)	Restricted Stock Vesting ($)	Benefits(2) ($)	Gross-up ($)	Total ($)

R. Eugene Taylor	Voluntary Resignation	-	-	-	-	-	-
	Resignation for Good Reason	2,800,000	-	-	13,833	-	2,813,833
	Termination by Company with Cause	-	-	-	-	-	-
	Termination by Company without Cause	2,800,000	-	-	13,833	-	2,813,833
	Termination due to Death or Disability	2,800,000	-	-	13,833	-	2,813,833
	Change in Control followed by Specified Employment Event(1)	4,186,000	-	1,124,552	27,665	-	5,338,217
Christopher G. Marshall	Voluntary Resignation	-	-	-	-	-	-
	Resignation for Good Reason	1,440,000	-	-	19,880	-	1,459,880
	Termination by Company with Cause	-	-	-	-	-	-
	Termination by Company without Cause	1,440,000	-	-	19,880	-	1,459,880
	Termination due to Death or Disability	1,440,000	-	-	19,880	-	1,459,880
	Change in Control followed by Specified Employment Event(1)	2,870,400	-	771,106	39,760	-	3,681,266
R. Bruce Singletary	Voluntary Resignation	-	-	-	-	-	-
	Resignation for Good Reason	990,000	-	-	13,627	-	1,003,627
	Termination by Company with Cause	-	-	-	-	-	-
	Termination by Company without Cause	990,000	-	-	13,627	-	1,003,627
	Termination due to Death or Disability	990,000	-	-	13,627	-	1,003,627
	Change in Control followed by Specified Employment Event(1)	1,973,400		530,150	27,255	-	2,530,805
Kenneth A. Posner	Voluntary Resignation	-	-	-	-	-	-
	Resignation for Good Reason	825,000	-	-	19,436	-	844,436
	Termination by Company with Cause	-	-	-	-	-	-
	Termination by Company without Cause	825,000	-	-	19,436	-	844,436
	Termination due to Death or Disability	825,000	-	-	19,436	-	844,436
	Change in Control followed by Specified Employment Event(1)	1,644,500	80,001	353,446	38,873	-	2,116,820
Kenneth J. Kavanagh	Voluntary Resignation	-	-	-	-	-	-
	Resignation for Good Reason	-	-	-	-	-	-
	Termination by Company with Cause	-	-	-	-	-	-
	Termination by Company without Cause	-	-	-	-	-	-
	Change in Control followed by Specified Employment Event(1)	675,000	-	353,446	19,762	-	1,048,208
(1)
Change in Control followed by a Resignation for Good Reason or Termination by Company without Cause.

(2)
Estimates cost of continuing medical, dental, vision and life insurance coverage for 36 months for the named executive officers, except for Mr. Kavanagh where the estimated cost is for 18 months. Values estimated using 2016 COBRA rates less employee contributions for medical, dental and vision benefits. Life insurance costs are estimated based on 2016 employer costs for providing coverage.

 CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

In addition to the director and executive officer compensation arrangements discussed above under "Management—Compensation Discussion and Analysis," the following is a summary of material provisions of various transactions between us and our executive officers, directors (including nominees), 5% or greater stockholders and any of their immediate family members or entities affiliated with them since January 1, 2016, the beginning of our last fiscal year. We believe the terms and conditions set forth in such agreements are reasonable and customary for transactions of this type.

Merger Agreement with CommunityOne

Pursuant to the merger agreement with CommunityOne, we agreed to increase the number of directors constituting our board of directors of by two and elect two members of the CommunityOne board of directors to fill those slots. Bob Reid, selected by us in consultation with CommunityOne, and Scott Kauffman, designated by Oak Hill Group pursuant to the investor letter agreements, were elected as directors. As noted above, the Board has nominated Messrs. Reid and Kauffman for re-election to our Board of Directors in this Proxy Statement.

Arrangements with Crestview-NAFH, LLC and Affiliates of Oak Hill Advisors, L.P.

Crestview-NAFH purchased for aggregate consideration of $224.7 million approximately 10% of our shares of Class A common stock and 35.0% of our shares of Class B non-voting common stock, both of which were purchased in or concurrently with our private placements in 2009 and 2010. Crestview-NAFH has the right to designate one nominee to our Board of Directors and, if elected, to have such director serve on the Nominating and Governance and Compensation Committees of our Board of Directors. Crestview-NAFH's nominating right will terminate at such time as it and its affiliates collectively own less than 33% of the original number of shares of common stock purchased by Crestview-NAFH in our private placements. As of March 31, 2017, Crestview-NAFH owns approximately 100% of these shares of common stock and, in total, owns shares of our Class A common stock consisting of approximately 7% of our Class A common stock and 41% of our Class B non-voting common stock. Mr. DeMartini currently serves as the Crestview-NAFH's representative on our Board of Directors. See "Management—Executive Officer and Directors—Board of Directors—Richard M. DeMartini" for Mr. DeMartini's biography.

Crestview Advisors, LLC, an affiliate and general partner of Crestview-NAFH, receives $25,000 each quarter as a director's fee related to Mr. DeMartini's service on our Board of Directors.

Oak Hill purchased for aggregate consideration of $89.3 million approximately 5% of our shares of Class A common stock and 13% of our shares of Class B non-voting common stock, both of which were purchased in or concurrently with our private placements in 2009 and 2010. Oak Hill also has the right to designate one nominee to our Board of Directors and, if elected, to have such director serve on the Nominating and Governance and Compensation Committees of our Board of Directors. Oak Hill's nominating right will terminate at such time as Oak Hill affiliates own less than 33% of the original number of shares of common stock purchased by Oak Hill in our private placements. As of March 31, 2017, Oak Hill continues to own in excess of 33% of the original number of shares of common stock purchased in our private placements. Oak Hill currently has not designated a nominee for election to our Board of Directors.

Registration Rights Agreement

Concurrently with the consummation of our December 2009 private placement, we entered into a registration rights agreement for the benefit of our stockholders, including Crestview-NAFH, FBR Capital

Markets & Co. and Messrs. Taylor, Marshall, Singletary and Posner, with respect to our common stock sold in our private placements. Pursuant to the registration rights agreement, we have filed with the SEC a shelf registration statement to allow certain stockholders to resell their shares of common stock acquired in our private placements.

Policy Regarding Transactions with Related Persons

Transactions by us with related parties are subject to a formal written policy, as well as regulatory requirements and restrictions. These requirements and restrictions include Sections 23A and 23B of the Federal Reserve Act (which govern certain transactions by us with our affiliates) and the Federal Reserve's Regulation O (which governs certain loans by us to our executive officers, directors and principal stockholders). We have adopted policies to comply with these regulatory requirements and restrictions.

In connection with our initial public offering, we adopted a written policy that complies with all applicable requirements of the SEC and NASDAQ concerning related party transactions. Pursuant to this policy, our directors and director nominees, executive officers and holders of more than five percent of our common stock, including their immediate family members, will not be permitted to enter into a related party transaction with us, as discussed below, without the consent of our Audit Committee. Any request for us to enter into a transaction in which the amount involved exceeds $120,000 and any such party has a direct or indirect material interest, subject to certain exceptions, will be required to be presented to our Audit Committee for review, consideration and approval or ratification. Management will be required to report to our Audit Committee any such related party transaction and such related party transaction will be reviewed, approved, ratified or disapproved by the disinterested members of our Audit Committee.

Other Relationships

Certain of our executive officers and directors and our principal stockholders and affiliates of such persons have, from time to time, engaged in banking transactions with Capital Bank and are expected to continue such relationships in the future. All loans or other extensions of credit made by Capital Bank to such individuals were made in the ordinary course of business on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with unaffiliated third parties and did not involve more than the normal risk of collectability or present other unfavorable features. These banking relationships have been approved or ratified under our Policy Regarding Transactions with Related Parties discussed above.

INFORMATION ABOUT EXECUTIVE OFFICERS

The age, business experience and position of our executive officers other than R. Eugene Taylor, about whom information is provided above, are as follows:

Christopher G. Marshall, Chief Financial Officer (Principal Accounting Officer)

Chris Marshall, 57, has served as our Chief Financial Officer since our founding in 2009. From May to October 2009, Mr. Marshall served as a Senior Advisor to the Chief Executive Officer and Chief Restructuring Officer at GMAC, Inc. From July 2008 through March 2009, he also served as an advisor to The Blackstone Group L.P., providing advice and analysis for potential investments in the banking sector. From 2006 through 2008 Mr. Marshall served as the Chief Financial Officer of Fifth Third Bancorp. Mr. Marshall served as Chief Operations Executive of Bank of America's Global Consumer and Small Business Bank from 2004 to 2006. Mr. Marshall also served as Bank of America's Chief Financial Officer of the Consumer Products Group from 2003 to 2004, Chief Operating Officer of Technology and Operations from 2002 to 2003 and Chief Financial Officer of Technology and Operations from 2001 to

2002. Prior to joining Bank of America, Mr. Marshall served as Chief Financial Officer and Chief Operating Officer of Honeywell International Inc. Global Business Services from 1999 to 2001. From 1995 to 1999, he served as Chief Financial Officer of AlliedSignal Technical Services Corporation. Prior to that, from 1987 to 1995, Mr. Marshall held several managerial positions at TRW, Inc. Mr. Marshall earned a Bachelor of Science degree in Business Administration from the University of Florida and obtained a Master of Business Administration degree from Pepperdine University.

R. Bruce Singletary, Chief Credit Officer

Bruce Singletary, 66, has served as our Chief Credit Officer since January 1, 2014 and previously had the title of Chief Risk Officer since our founding in 2009. Mr. Singletary spent 32 years at Bank of America and its predecessor companies with the last 19 years in various credit risk roles. Mr. Singletary originally joined C&S National Bank as a credit analyst in Atlanta, Georgia in 1974. He served in various middle market line and credit functions. In 1991, Mr. Singletary was named Senior Credit Policy Executive of C&S Sovran, which was renamed NationsBank Corp. in January 1992 after its acquisition by North Carolina National Bank, for the geographic areas of Maryland, Virginia and the District of Columbia. Mr. Singletary led the credit function of NationsBank Corp. from 1992 to 1998 alongside Mr. Taylor, who served as President of this region from 1993 to 1998. In 1998, Mr. Singletary relocated to Florida to establish a centralized underwriting function to serve middle market commercial clients in the southeastern region of the United States. In 2000, Mr. Singletary assumed credit responsibility for Bank of America's middle market leveraged finance portfolio for the eastern half of the United States. In 2004, Mr. Singletary served as Senior Risk Manager for commercial banking for Bank of America's Florida Bank. Mr. Singletary earned a Bachelor of Science degree in Industrial Management from Clemson University and obtained a Master of Business Administration degree from Georgia State University.

Kenneth A. Posner, Chief of Strategic Planning and Investor Relations

Ken Posner, 53, Chief of Strategic Planning and Investor Relations, has served in this role since our founding in 2009. Mr. Posner served as a consultant to Fortress Investment Group LLC from 2008 through most of 2009, where he developed acquisition strategies for distressed banks and thrifts, conducted due diligence of specific targets and prepared business plans for bank acquisition targets. Prior to Fortress, Mr. Posner was a Managing Director of Morgan Stanley, where from 1995 through 2008, he was an equity research analyst conducting research and recommending equity, debt and derivative investment strategies for a wide range of financial services firms. From 1985 to 1989, he served in the United States Army rising to the rank of Captain. Mr. Posner earned a Bachelor of Arts degree in English from Yale College, a Master of Business Administration with honors from the University of Chicago and previously received the Certified Public Accountant, Chartered Financial Analyst and Financial Risk Management designations.

Kenneth Kavanagh, Consumer Banking Executive

Ken Kavanagh, 54, has served as Consumer Banking Executive since 2011. From 2009 to 2011, Mr. Kavanagh served as Executive Vice President of Consumer Banking at Citibank. From 1986 to 2009, Mr. Kavanagh held various leadership positions at Bank of America and last served as the Texas Consumer Banking Executive. Mr. Kavanagh is a native Floridian and a graduate of Florida State University.

Maria Justo, Enterprise Risk Executive

Ms. Justo, 58, has served as Enterprise Risk Executive of Capital Bank since 2013 with direct oversight of BSA/AML, Consumer Compliance, Loan Review and Enterprise Risk. From 2010 to 2012, Ms. Justo was Capital Bank's Administrative Executive responsible for BSA/AML, Consumer Compliance, Facilities, and Human Resources. From 2003 to 2009, she was Regional Chief Credit Officer—Latin America of Barclays

Capital, New York. From 1999 to 2002, Ms. Justo was Executive Vice President responsible for credit administration and loan operations for Hamilton Bank, N.A., Miami, Florida. From 1996 to 1999, Ms. Justo was President and Chief Executive Officer of Eagle National Bank, N.A., Miami, Florida. From 1991 to 1996, Ms. Justo was Vice President and Team Leader for the Southern Cone of Barclays Bank PLC, Miami Agency.

Vincent M. Lichtenberger, Executive Vice President, General Counsel & Secretary

Vince Lichtenberger, 52, has served as our Executive Vice President, General Counsel & Secretary since January 2013. Prior to that, from July 2012 to December 2012 he served as Senior Vice President, General Counsel & Secretary to Swisher Hygiene Inc., a hygiene and sanitation company. Prior to Swisher, Mr. Lichtenberger served as Senior Counsel and Assistant Secretary at Goodrich Corporation, an aerospace company, from August 2006 until its acquisition by United Technologies Corporation in July 2012. Prior to Goodrich, Mr. Lichtenberger held legal positions with BorgWarner Inc. and the Securities and Exchange Commission, and was in private practice in New York, Florida and Illinois. Mr. Lichtenberger earned a Bachelor of Arts degree in Economics from Columbia University and a Juris Doctor from Boston College Law School.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

Management and Principal Stockholders

The following table sets forth information about the beneficial ownership of our Class A common stock as of March 31, 2017 for:

  •
  each person known to us to be the beneficial owner of more than 5% of our common stock;

  •
  each named executive officer;

  •
  each of our directors; and

  •
  all of our executive officers and directors as a group.

Unless otherwise noted below, the address of each beneficial owner listed on the table is c/o Capital Bank Financial Corp., 4725 Piedmont Row Drive, Suite 110, Charlotte, North Carolina 28210. We have determined beneficial ownership in accordance with the rules of the SEC. Except as indicated by the footnotes below, we believe, based on the information furnished to us, that the persons and entities named in the tables below have sole voting and investment power with respect to all shares of common stock that they beneficially own, subject to applicable community property laws. We have based our calculation of the percentage of beneficial ownership on 35,212,674 shares of Class A common stock outstanding as of March 31, 2017.

In computing the number of shares of Class A common stock beneficially owned by a person and the percentage ownership of that person, we deemed outstanding shares of Class A common stock subject to options or warrants held by that person that are currently exercisable or exercisable within 60 days of

March 31, 2017. We, however, did not deem these shares outstanding for the purpose of computing the percentage ownership of any other person.

Name and Address of Beneficial Owner	Total Shares of Class A Common Stock Beneficially Owned Number		Percentage of Class A Common Stock

Executive Officers and Directors:
R. Eugene Taylor	2,074,039	(1)	5.89%
Christopher G. Marshall	836,213	(2)	2.37%
R. Bruce Singletary	631,549	(3)	1.77%
Kenneth A. Posner	337,332	(4)	*	%
Kenneth J. Kavanagh	65,939	(5)	*	%
Maria Justo	30,660	(6)	*	%
Vincent M. Lichtenberger	25,463	(7)	*	%
Richard M. DeMartini(8)	50,000	(9)	*	%
Peter N. Foss	30,340	(9)	*	%
William A. Hodges	53,760	(9)	*	%
Marc D. Oken	30,340	(9)	*	%
Martha M. Bachman	39,576	(10)	*	%
Oscar A. Keller III	70,062	(11)	*	%
William Ward	7340		*	%
Scott Kauffman	43		*	%
Bob Reid	71,802	(12)	*	%
All executive officers and directors as a group	4,354,458	(13)	12.36%
Greater than 5% Stockholders:
Crestview Partners II GP, L.P.(14)	2,608,760		7.40%
T. Rowe Price Associates, Inc.(15) 100 E. Pratt Street, Baltimore, Maryland 21202	2,686,297		7.62%
Oak Hill Capital Partners, L.P. 654 E. 55th Street, 32nd Floor, New York, New York 10022	2,482,259		7.04%
The Vanguard Group(16) 100 Vanguard Blvd., Malvern, Pennsylvania 19355	2,264,333		6.43%
*
Represents less than 1% beneficial ownership.

(1)
Includes 1,460,395 stock options that are currently exercisable or are exercisable within 60 days of March 31, 2017.

(2)
Includes 608,689 stock options that are currently exercisable or are exercisable within 60 days of March 31, 2017.

(3)
Includes 452,300 stock options that are currently exercisable or are exercisable within 60 days of March 31, 2017.

(4)
Includes 220,839 stock options that are currently exercisable or are exercisable within 60 days of March 31, 2017.

(5)
Includes 50,000 stock options that are currently exercisable or are exercisable within 60 days of March 31, 2017.

(6)
Includes 20,270 stock options that are currently exercisable or are exercisable within 60 days of March 31, 2017.

(7)
Includes 15,000 stock options that are currently exercisable or are exercisable within 60 days of March 31, 2017.

(8)
Consists of 25,000 shares and 25,000 stock options (that are currently exercisable or are exercisable within 60 days of March 31, 2017), in each case owned by Crestview Advisors, L.L.C. which were issued in connection with Mr. DeMartini's service on our Board of Directors. Mr. DeMartini disclaims beneficial ownership of such shares, except to the extent of his pecuniary interest therein, if any.

(9)
Includes 25,000 stock options that are currently exercisable or are exercisable within 60 days of March 31, 2017.

(10)
Includes 9,444 shares of Class A common stock held by Ms. Bachman's spouse, 88 shares of Class A common stock held by Phil Bachman, IRA, 261 shares of Class A common stock held by Martha Bachman, IRA, and 8,600 shares of Class A common stock held by Wheels Real Estate, LLC. 12,585 shared held by Ms. Bachman's spouse are pledged as collateral for a loan by Capital Bank.

(11)
Includes 2,929 shares of Class A common stock owned jointly with Mr. Keller's spouse, 3,513 shares of Class A common stock held by Mr. Keller's spouse, 2,765 shares of Class A common stock held by Mr. Keller's Individual Retirement Account, 2,543 shares of Class A common stock held by the Individual Retirement Account of Mr. Keller's spouse, 648 shares of Class A common stock held by Mr. Keller as custodian for four of his children and four of his grandchildren, and 8,129 shares of Class A common stock held by Amos Properties, LLC, which is 25% owned by Mr. Keller and 25% owned by his spouse. Mr. Keller disclaims beneficial ownership of such shares, except to the extent of his pecuniary interest therein, if any.

(12)
Includes 44,618 stock options that are currently exercisable or are exercisable within 60 days of March 31, 2017.

(13)
Includes 2,997,118 stock options that are currently exercisable or are exercisable within 60 days of March 31, 2017.

(14)
Includes 2,558,760 shares owned directly by Crestview-NAFH, LLC. Each of Crestview Partners II, L.P., Crestview Partners II (FF), L.P., Crestview Partners II (TE), L.P., Crestview Offshore Holdings II (Cayman), L.P., Crestview Offshore Holdings II (FF Cayman), L.P. and Crestview Offshore Holdings II (892 Cayman), L.P. (collectively, the "Crestview Funds") is a member of Crestview-NAFH, LLC and may be deemed to be a beneficial owner of such shares. Crestview Partners II GP, L.P. is the general partner of the Crestview Funds and may also be deemed to be a beneficial owner of such shares. Each of the foregoing disclaims beneficial ownership of such shares except to the extent of its pecuniary interest. The amount also includes 25,000 shares and 25,000 stock options (that are currently exercisable or are exercisable within 60 days of March 31, 2016), in each case owned by Crestview Advisors, L.L.C., the investment manager of the Crestview Funds. Crestview Partners II GP, L.P. may also be deemed to be the beneficial owner of such shares and options. Decisions by Crestview Partners II GP, L.P. to vote or dispose of our shares require the approval of a majority of the ten members of its investment committee, which is composed of the following individuals: Barry S. Volpert, Thomas S. Murphy, Jr., Jeffrey A. Marcus, Robert J. Hurst, Richard M. DeMartini, Robert V. Delaney, Jr.,

  Brian Cassidy, Quentin Chu, Alexander M. Rose and Adam J. Klein. None of the foregoing persons has the power individually to vote or dispose of any shares. Each of the foregoing individuals disclaims beneficial ownership of all such shares, except to the extent of his pecuniary interest. The address of each of the foregoing is c/o Crestview Partners, 667 Madison Avenue, 10th Floor, New York, New York 10065.

(15)
This information is based on a Schedule 13G/A filed with the SEC on February 10, 2017 by T. Rowe Price Associates, Inc., ("Price Associates") in which it reported sole voting power as of December 31, 2016 as to 366,817 shares and sole dispositive power as to 2,686,297 shares.

(16)
This information is based on a Schedule 13G/A filed with the SEC on February 10, 2017 by The Vanguard Group in which it reported, as of December 31, 2016, sole voting power as to 39,194 shares, shared voting power as to 1,197 shares and sole dispositive power as to 2,225,305 shares and shared dispositive power as to 39,028 shares.

Class B Non-Voting Common Stock

As of March 31, 2017, there were 16,753,429 shares of our Class B non-voting common stock issued and outstanding. Our Class B non-voting common stock does not possess voting rights and is not convertible to shares of our Class A common stock in the hands of the initial holder. However, a transferee unaffiliated with the initial holder that receives Class B non-voting common stock either in a transaction registered under the Securities Act of 1933, as amended, or subsequent to one of the permitted transfers mentioned below may elect to convert each share of Class B non-voting common stock into one share of Class A common stock. Class B non-voting common stock is transferable only: (1) to an affiliate of a holder of our common stock or to us; (2) in a widely dispersed public offering; (3) in a private sale in which no purchaser (or group of associated purchasers) would acquire Class A common stock and/or Class B non-voting common stock in an amount that, after the conversion of such Class B non-voting common stock into Class A common stock, is (or represents) 2% or more of a class of our voting securities; or (4) to a purchaser that would control a majority of our voting securities notwithstanding such transfer.

FILINGS UNDER SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16 of the Securities Exchange Act of 1934 requires our directors and executive officers and persons who own more than ten percent of our Common Stock to file reports of ownership and changes in ownership with the Securities and Exchange Commission. As a matter of practice, our administrative staff assists our directors and executive officers in preparing and filing such reports. Based solely upon a review of such reports and representations from our directors and executive officers, we believe that during 2016 all such reports were filed on a timely basis.

STOCKHOLDERS SHARING THE SAME LAST NAME AND ADDRESS

Only one Annual Report and Proxy Statement may be delivered to multiple stockholders sharing an address unless we have received contrary instructions from one or more of the stockholders. We will deliver promptly upon written or oral request a separate copy of the Annual Report and Proxy Statement to a stockholder at a shared address to which a single copy of the documents was delivered. Requests for additional copies should be directed to Investor Relations c/o 4725 Piedmont Row Drive, Suite 110, Charlotte, North Carolina 28210 (telephone number 704-554-5901). Stockholders sharing an address and currently receiving multiple copies may request delivery of a single copy in future years by contacting Investor Relations as described above.

 STOCKHOLDER PROPOSALS FOR 2018 ANNUAL MEETING

Under Securities and Exchange Commission rules, if a stockholder wants us to include a proposal in our proxy statement for presentation at the 2018 Annual Meeting, the proposal must be received by us, attention: Office of the Secretary, at our principal executive offices before January 5, 2018, the date that is 120 days before the anniversary of the date this proxy was sent to our stockholders. We suggest that such proposals be sent by certified mail, return receipt requested.

Under our By-Laws, the proposal of business that is appropriate to be considered by the stockholders may be made at an annual meeting of stockholders by any stockholder who was a stockholder of record at the time of giving the notice described below, who is entitled to vote at such meeting and who complies with the notice procedures set forth in the By-Laws.

For business to be properly brought before an annual meeting of stockholders, the stockholder must have given timely notice thereof in writing to our Secretary. To be timely, the stockholder's notice must have been sent to, and received by, our Secretary at our principal executive offices generally not less than 90 nor more than 120 days prior to the first anniversary of the preceding year's annual meeting. For the 2018 Annual Meeting such notice must be received between February 14, 2018 and March 16, 2018. Each such notice must include among other things:

  •
  for each matter, a brief description thereof and the reasons for conducting such business at the annual meeting;

  •
  the name and address of the stockholder proposing such business as well as any affiliates or associates acting in concert with such stockholder;

  •
  the number of shares of each class of Company stock owned by such stockholders;

  •
  any material interest of such stockholders in such proposal; and

  •
  a description of all ownership interests in the shares identified, including derivative securities, hedged positions and other economic and voting interests.

This notice requirement applies to matters being brought before the meeting for a vote. Stockholders, of course, may and are encouraged to ask appropriate questions at the meeting without having to comply with the notice provisions.

By Order of the Board of Directors
Vincent M. Lichtenberger General Counsel & Secretary
Dated May 5, 2017

PLEASE DATE, SIGN AND MAIL YOUR PROXY

CAPITAL BANK FINANCIAL CORP. 4725 PIEDMONT ROW DRIVE SUITE 110 CHARLOTTE, NC 28210 VOTE BY INTERNET - www.proxyvote.com Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 p.m. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form. ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years. VOTE BY PHONE - 1-800-690-6903 Use any touch-tone telephone to transmit your voting instructions up until 11:59 p.m. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions. VOTE BY MAIL Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717. TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS: E29579-P92548-Z69941 KEEP THIS PORTION FOR YOUR RECORDS DETACH AND RETURN THIS PORTION ONLY THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED. CAPITAL BANK FINANCIAL CORP. For All Withhold All For All Except The Board of Directors recommends you vote FOR the following: 1. Election of Directors ☐ ☐ ☐ Nominees: 01) Martha M. Bachman 02) Richard M. DeMartini 03) Peter N. Foss 04) William A. Hodges 05) Scott B. Kauffman 06) Oscar A. Keller III 07) Marc D. Oken 08) Robert L. Reid 09) R. Eugene Taylor 10) William G. Ward Sr. To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the number(s) of the nominee(s) on the line below. The Board of Directors recommends you vote FOR proposals 2 and 3. For Against Abstain 2. Ratify the appointment of Crowe Horwath LLP as our independent registered public accounting firm for the year 2017. ☐ ☐ ☐ 3. Adopt a resolution approving, on an advisory basis, the compensation paid to the Company’s named executive officers, as disclosed pursuant to Item 402 of Regulation S-K in the proxy statement. ☐ ☐ ☐ NOTE: Such other business as may properly come before the meeting or any adjournment thereof. For address changes and/or comments, please check this box and write them on the back where indicated. ☐ Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer. Signature [PLEASE SIGN WITHIN BOX] Date Signature (Joint Owners) Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Annual Report and Notice and Proxy Statement are available at www.proxyvote.com. E29580-P92548-Z69941 CAPITAL BANK FINANCIAL CORP. PROXY This proxy is solicited by the Board of Directors The undersigned hereby authorizes R. Eugene Taylor and Vincent M. Lichtenberger, or either of them, with full power of substitution, to represent the undersigned and to vote all common stock of CAPITAL BANK FINANCIAL CORP. which the undersigned would be entitled to vote at the Annual Meeting of Stockholders of the Company to be held on June 14, 2017, and at any adjournment thereof, as indicated, and in their discretion upon other matters as may properly come before the meeting. You are encouraged to specify your choice by marking the appropriate boxes (SEE REVERSE SIDE), but you need not mark any boxes if you wish to vote in accordance with the Board of Directors’ recommendations. The Proxies cannot vote these shares unless you sign and return this card. The Board of Directors recommends a vote FOR the election of all directors in Proposal 1 and FOR Proposals 2 and 3. Address Changes/Comments: (If you noted any Address Changes/Comments above, please mark corresponding box on the reverse side.) (Continued, and to be signed and dated on reverse side.)